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Statement and Impacts Report on Gender,

Equality, Diversity and Quality of Life

Table of Contents

Statement and Impacts Report on Gender, Equality, Diversity and Quality of Life	iii

Statement on Gender Equality and Diversity in Canada	1

Summary of Budget 2023’s Gender and Diversity Impacts	23

Budget 2023 Impacts Reports	30

Chapter 1: Making Life More Affordable and Supporting the Middle Class	32

1.1. Making Life More Affordable	32

1.2. An Affordable Place to Call Home	33

Additional Investments	34

Chapter 2: Investing in Public Health Care and Affordable Dental Care	35

2.1 Investing in Public Health Care	35

2.2. Dental Care for Canadians	37

Additional Investments	37

Chapter 3 A Made-In-Canada Plan: Affordable Energy, Good Jobs, and a Growing Clean Economy	39

3.1. Investing in Clean Electricity	39

3.2. A Growing, Clean Economy	40

3.3 Investing in Canadian Workers	44

3.4 Reliable Transportation and Resilient Infrastructure	47

3.5. Investing in Tomorrow’s Technology	49

AdditionaI Investments	52

Chapter 4: Advancing Reconciliation and Building a Canada That Works for Everyone	57

4.1. Self-Determination and Prosperity for Indigenous Peoples	57

4.2. Investing in Indigenous Communities	59

4.3. Clean Air and Clean Water	61

4.4. Stronger and More Inclusive Communities	63

4.5. A Stronger Immigration System	70

Additional Investments	71

Chapter 5: Canada’s Leadership in the World	83

5.1. Defending Canada	83

5.2. Supporting Ukraine	84

5.3. Standing Up for Canadian Values	85

5.4. Combatting Financial Crime	86

Additional lnvestments	88

Chapter 6: Effective Government and a Fair Tax System	89

6.1. Effective Government	89

6.2. Improving Services to Canadians	90

6.3. A Fair Tax System	93

Additional Investments	94

Annex 2 – Debt Management Strategy	101

Annex 3 – Legislative Measures	103

Annex 5 – Tax Measures: Supplementary lnformation	113

Statement on Gender Equality and Diversity in Canada

Canada’s efforts towards gender equality span a long period in our country’s history, punctuated with key moments of significant progress. Strategic investments such as the first-ever 2SLGBTQI+ Action Plan and ongoing efforts to reinforce the collection, analysis, and research of disaggregated data will ensure that the government has an improved understanding of the needs of diverse communities of women, Indigenous Peoples, Black and racialized people, persons with disabilities, and 2SLGBTQI+ people. Generations of Canadian women fought for the equal rights that so much of our progress is built on today. The establishment of an affordable Canada-Wide Early Learning and Child Care System, signed across all 13 provinces and territories and backed by an historic $30-billion investment in Budget 2021, is one of these key moments.

Affordable, high-quality child care, from coast-to-coast-to-coast, will allow more women to choose to enter the workforce or return to the careers they love. This means that record investments in Budget 2023 to build Canada’s clean economy will create opportunities for women like never before in Canada’s history.

Looking ahead, the government remains committed to ensuring that gender equality and fairness and inclusion considerations remain a core focus of the annual federal budget, supported by the Canadian Gender Budgeting Act. The government implemented the Act in 2018 to ensure gender and diversity are accounted for in all taxation and resource allocation decisions.

“Diversity is a key component of high performing societies. Greater outcomes emerge when people come together regardless of race, lineage, religion, or gender. Canada and the world’s future success will be increasingly tied to our capacity to harness different backgrounds, skills, attitudes, experiences, and perspectives. The advantages this brings are limitless.”

– Jean Augustine, Canada’s first Black woman member of Parliament

Gender budgeting is an approach to inform policy actions that address the needs of Canadians in their different life stages and circumstances. To achieve this, gender budgeting is supported by its underlying tools—namely Gender-based Analysis Plus (GBA Plus) and the Gender Results Framework—which are core to Canada’s approach.

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GBA Plus recognizes that many identity factors such as gender, income, age, disability, and geography can affect access to opportunities. Through this intersectional approach GBA Plus deepens our understanding of how policies uniquely affect people with diverse experiences, to create policies that are inclusive of these experiences.

Statement on Gender Equality and Diversity in Canada 1

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The Gender Results Framework (GRF) takes a whole-of-government approach to advancing Canada’s gender equality priorities by informing decision-making and tracking progress. These priorities are represented across six pillars and measured against a set of key indicators. Where notable, intersecting identity factors are also represented.

Disaggregated data represent a crucial element of Canada’s ability to perform credible gender budgeting. In Budget 2021, the government announced significant funding for investments in disaggregated data to inform better decision-making. Detailed data can help identify and address gender gaps, and other systemic barriers facing specific population groups, such as women, Indigenous Peoples, Black and racialized people, and persons with disabilities. The Impacts Report, which follows this Statement, demonstrates efforts to use disaggregated data in reporting on the impacts of measures in this budget.

Figure 1

Gender Equality Goals for Canada

The Gender Results Framework is aligned with the Government of Canada’s policy of GBA Plus, ensuring that gender is considered in addition and in relation to other intersecting identity factors, including age, disability, education, ethnicity, race, geography, sex, religion, economic status, and language.

Note on Methodology

Building on the recent investments in disaggregated data, particularly in Budget 2021, this year’s Statement puts an emphasis on an intersectional approach to reporting data. In doing so it recognizes that combined identity factors contribute to varying outcomes and experiences between people.

The terminology used in this Statement is largely dictated by the data collection process, which, until recently, continued to reflect binary norms of gender and did not consider differences between sex at birth and gender identity. However, future iterations of this report should allow us to paint a more comprehensive picture, as new data sources emerge.

That said, it is not always possible to report on the indicators for each group individually, due to concerns around small population sizes and protecting privacy. This is the case for statistics on sexual orientation for example, which are now more frequently available in Canada.

Time periods reflected in the dashboards vary, as not all Statistics Canada surveys are conducted across a consistent time series. Where possible, efforts have been made to reflect the most recently available data.

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This year’s Statement is built on newly strengthened data, thanks to a collaboration with Statistics Canada to develop specific analysis based on GRF indicators. The indicators presented in this dashboard mirror the indicators outlined in the GRF as closely as possible, to ensure consistent reporting practices. However, disaggregated datasets not previously reported on, but which support interpretation of the indicators, are a key opportunity to showcase tangible outcomes of the Disaggregated Data Action Plan, and how it is being leveraged in gender budgeting.

As Statistics Canada advances its work on disaggregated data, the government expects that data will continue to be strengthened in future iterations of this Statement.

Statement on Gender Equality and Diversity in Canada 3

Gender Results Framework

Pillar: Education and Skills Development Goal: Equal opportunities and diversified paths in education and skills development

An educated and skills-based workforce bolsters economic development. Fair access to educational opportunities enhances individual capabilities, supporting people to choose, define, and succeed in their own career paths.

Educational attainment

University at bachelor or above	University at bachelor or above
(highest education, 25-54 yrs,%, 1990-2021)	(highest education, 25-54 yrs, %, 2021)*

Tradespeople
Apprenticeship or trades	Share of registered apprentice certificates
(highest education, 25-54 yrs, %, 2006-2021)*	granted to women (%, 2021)

	Total	10
	Early childhood educators and assistants	96
	Hairstylists and estheticians	87
	Community and social service workers	87
	Plumbers, pipefitters and steamfitters	2
	Heavy duty equipment mechanics	1
	Refrigeration and air conditioning mechanics	1

School attendance

Postsecondary school attendance by Indigenous identity

(15-24 yrs, %, 2021)*

Adult numeracy and literacy	Field of study
Test score gap relative to non-Indigenous people	Proportion of bachelor’s students
(mean score around 270 pts, 16-65 yrs, 2012)	who were women (%, 2021-2022)
	Total	56
	Health care	79
	Education and teaching	77
	Social and behavioural sciences	71
	Mathematics and computer and information sciences	28
	Engineering and engineering technology	22

Note: * As the non-binary population is small, data aggregation to a two-category gender protects confidentiality. People in the category “non-binary persons” are distributed into the other two gender categories and denoted by the "+” symbol. Sources: Labour Force Survey, Census of Population, Programme for the International Assessment of Adult Competencies, Postsecondary Student Information System.

Gender Results Framework 5

While women tend to be underrepresented in some educational fields, the dashboard above presents a picture of meaningful progress overall towards educational attainment for women, Indigenous Peoples, and Black and racialized people in Canada.

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Women in Canada are among the most educated in the world, and education levels have been rising in Canada overall, with a little over one in three working-age people in Canada holding a bachelor’s degree or higher in 2021.

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Working-age women were more likely to have completed a degree than men as of 2021. Women in this age group were also more likely to have completed an education beyond the bachelor level compared to men and have consistently had higher rates of education at this level since 2010.

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The education gender gap among Black and racialized people tended to be lower than among the non—racialized population, though women still tended to have higher education rates. The share of non-racialized women who held a bachelor’s degree or higher was 11 percentage points higher than that of non-racialized men in 2021.

-	Among all the Red Seal trades from 2017 to 2021, the number of women apprentices increased the most significantly in carpentry, construction electrical work, and plumbing.

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Although Indigenous people continue to face gaps in terms of high school completion and post-secondary attainment, there were significant improvements in educational outcomes for Indigenous people between 2016 and 2021.

To provide financial stability to students from low- and middle-income households during their post-secondary education, the government will provide enhanced student grants and student loans for the upcoming school year. Government investments allow Canadians not only to choose their own educational and career paths but also to learn in their own official language, and to benefit from second-language learning. Knowledge of official languages will increase the level of bilingualism among young Canadians and support educational institutions in official language minority communities across the country.

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Actions to Support Education and Skills Development

Key Results to Date	Budget 2023 Actions*

-  Between the 2016 and 2020 school years, an average of 716,800 students annually received Canada Student Financial Assistance, including grants and loans. The average level of support per student grew from $5,800 in 2016 to $9,500 in 2020.

-  Enhanced Canada Student Grants and Loans for the 2023-24 school year will benefit post-secondary students from low- and middle-income households.

-  Additional funding through the next five-year Action Plan for Official Languages, 2023-2028, will help ensure the availability of high-quality minority-language education, and opportunities for second-language learning across Canada.

-  A total of $495.7 million of Canada Student Grants for Students with Disabilities has been awarded to approximately 51,000 students with permanent disabilities each year since 2017. In Budget 2021, the government expanded this support.

-  To promote our official languages, 13 bilateral agreements were signed with the provinces and territories to help facilitate and enrich minority-language education and second-language learning. In 2020- 21, there were 1,746,096 young Canadians enrolled in French as a second language programs at the elementary and secondary levels outside of Quebec, while 482,769 students were in French immersion.

-  Over $4.1 billion has been invested since 2015 in elementary and secondary education for First Nations children living on reserve, and nine regional education agreements have been concluded to support First Nations-led education systems.

* Please refer to the Impacts Report to see other Budget 2023 investments that are expected to advance this pillar.

Gender Results Framework 7

Gender Results Framework

Pillar: Economic Participation and Prosperity

Goal: Equal and full participation in the economy

An economy that advances equal and meaningful opportunities for participation strengthens economic growth for the benefit of all Canadians.

Labour force
Labour force participation rate (25-54 yrs,%)	Employment rate (25-54 yrs,%, 2022)

Earnings
Gender gap in median hourly wages (25-54 yrs, % difference)	Gender gap in annual employment income (25-54 yrs, % difference)	Employees who earned less than $500 per week (%, 2016-2023)

Type and hours of work
Part-time employment by reason (25-54 yrs, x1000 persons, 2022)	Temporary employment (25-54 yrs,%, 2022)	Provided unpaid care to children and adults in the past 12 months (15+, %, 2021)

Career choice		Child care costs
Proportion of women in selected occupations (%, 2022)		Proportion of after-tax family income spent on child care (%, youngest child aged 5 yrs or less, 2018- 2020)
Natural and applied sciences	24
Health	79
Education, law and social, community and government services	69
Trades, transport and equipment operators	7
Natural resources, agriculture and related production	18
Manufacturing and utilities	28

Sources: Labour Force Survey, Canadian Social Survey, Canadian Income Survey.

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For women in particular, data suggest significant gains in employment have been realized since 2021. However, a more comprehensive analysis indicates that significant imbalances still exist for women in pay parity and unpaid care responsibilities. Investments in affordable child care and personal support workers are crucial to empowering women to seize economic opportunity.

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Working-age women saw record employment rates in February 2023, reaching 85.7 per cent. The employment rate for working-age immigrant women remains lower than the average for women, but it increased by almost 10 percentage points from 2019 to 2022, reaching 69 per cent, reflecting—in part—recent federal government investments in early learning and child care.

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Although the gender pay gap among working-age Canadians fell by almost 3 percentage points for hourly earnings from 2015 to 2021, with women making gains in fields like law, education, business, and finance, it did not disappear. Men continued to have higher earnings than women in 2021.

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Even at the top one per cent of income levels, the gender pay gap persisted (median income of $362,300 for women in 2015 compared to $393,200 for men). This gap varied across population groups; for example, the pay gap between women and men executives was greater among immigrants (29 per cent) than those Canadian-born (25 per cent).

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Black and racialized people were underrepresented among the highest earners for both genders; only one in seven women in the top one per cent of income was part of a racialized group, compared to one in five women in the overall working population.

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In addition to paid work, nearly a third of women provided unpaid care to children and almost one-quarter provided unpaid care to adults with long-term conditions or disabilities—proportions that were higher than those of men.

Investments in this budget recognize that sustained economic growth requires opportunities for all Canadians. New measures to support a thriving net-zero Canadian economy will generate good jobs and broad-based prosperity—bolstered by supports for early learning and child care which help women to participate in the workforce and earn their fair share of increased economic growth. This is especially true for Indigenous women, for whom working in the natural resource sector is one of the highest paying occupations. Initiatives will improve the economic participation of Indigenous Peoples including a commitment to continued support for First Nation Land Management.

Gender Results Framework 9

Actions to Support Economic Participation and Prosperity

Key Results to Date	Budget 2023 Actions*

-  The first eight months of engagement on the National Benefits-Sharing Framework consisted of over 30 meetings with Indigenous organizations, two roundtable discussions with Indigenous industry representatives, over 15 meetings with industry associations, and over 35 meetings with provinces and territories.

-  By April 2, 2023, six provinces and territories will be providing regulated child care for an average of just $10-a-day or less—significantly ahead of the federal target. All other provinces and territories remain on track to achieve $10-a-day child care by 2026.

-  Over $4.5 billion has been invested since 2015 to build an early learning and child care system to meet the needs of Indigenous families, wherever they live.

-  As of March 17, 2019, the Employment Insurance Parental Sharing Benefit provides additional weeks of benefits to parents who share parental benefits, supporting greater gender equality in the home and in the workplace.

-  Additional funding for engagements to support the further development of the National Benefits-Sharing Framework, including exploration of additional federal supports to increase access to capital for Indigenous people to invest in major resource projects.

-  Loans through the Canada Infrastructure Bank to Indigenous communities to support them in purchasing equity stakes in infrastructure projects in which the Bank is also investing.

-  Budget 2023 affirms the government’s commitment to negotiate a renewed operating funding formula with the Lands Advisory Board that will ensure continued growth and success of First Nation Land Management.

-  Additional funding to the Women’s Program will strengthen women’s organizations that help women access economic opportunities.

-  Supporting the TV5MONDEplus Platform will help ensure that French-speaking Canadian audiovisual producers have access to new markets.

* Please refer to the Impacts Report to see other Budget 2023 investments that are expected to advance this pillar.

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Gender Results Framework

Pillar: Leadership and Democratic Participation Goal: Gender equality in leadership roles and at all levels of decision-making

Having diverse voices participate in all aspects of decision-making and leadership fosters creativity, collaboration, and better outcomes for all Canadians.

Economic leadership
Managers and senior managers (%, 2022)	lndigenous-owned business by gender of ownership (%, 2018)	Board directors and officers who are women (%, 2016-2019)

Political leadership
Federal political representation (%, 2021-2022)*	Federal political representatives who are women (%, 1867-2022)	Gender divide of legislators in public administration (%, 2016)

Judicial representation
Federal judges who are women (%, 2021-2023)	Federal judicial appointments (%, 2016-2021)

Law enforcement
Female proportion of police officers, by rank (%, 1989-2021)	Police officers (%, 2021)

Note: * Indicates that estimates of population shares are from a different year (i.e., 2016).

Sources: Labour Force Survey, Canadian Employer-Employee Dynamics Database, Business Register – Corporations Returns Act, Library of Parliament, Policy Options, Department of Finance Canada internal analysis, Census of Population, Police Administration Survey.

Gender Results Framework 11

Efforts to increase the inclusion of women in top leadership positions across all sectors have been steady but still too slow. Women account for just a third of leadership positions in Parliament, business, justice, and law.

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In general, women have seen increasing representation in leadership positions over time. This includes representation at various levels of government, in senior management, in policing, and in the justice system.

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The proportion of senior management positions held by women increased steadily between 2001 and 2022, but they were still mostly held by men. Only 33 per cent of senior managers were women in 2022, an increase of nine percentage points from 2001.

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Over the last four years, the number of women elected to Parliament has steadily grown. In 2022, women made up 31 per cent of Members of Parliament, a share that grew each year since 2018. Since 2015, Canada has had a gender-balanced Cabinet, and that proportion remained at a stable level through to 2023.

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Among legislators working in public administration across all levels of government in 2016, about one-third were women, with slightly higher representation at the federal level (36 per cent) than the provincial and territorial (33 per cent) or local (32 per cent) levels.

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In 2023, 46 per cent of federally appointed judges were women. This proportion varied across provinces and territories but was generally between 40 per cent and 50 per cent. Yukon and the Northwest Territories had fewer judges, but all of them were women. However, only about one-third of federal court judges were women.

The government recognizes that investments in promoting diversity in leadership roles is needed in all sectors of the economy. Legislative amendments introduced through Budget 2023 will ensure that diversity disclosures for federally regulated financial institutions will promote equal access to economic opportunities in the financial sector for all Canadians, while other investments will seek to advance career opportunities for Black employees in the public service.

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Actions to Support Leadership and Democratic Participation

Key Results to Date	Budget 2023 Actions*

-  As of February 2023, there are 1,884 organizations participating in the 50- 30 Challenge, committing to having representation of 50 per cent women and 30 per cent other underrepresented groups in senior management and on boards. Participants in the 50-30 challenge include large corporations, small- and medium-sized enterprises, post-secondary institutions, not-for-profits,and charities.

-  Introduced in 2021, Public Service Employment Act amendments included changes to the preamble of the legislation to include a specific commitment to diversity in the public service.

-  In June 2022, the Indigenous Growth Fund, under the management of the National Aboriginal Capital Corporations Association, secured its first private investment of $3 million from Block, a technology company with a focus on financial services. This will increase overall financing available to Indigenous entrepreneurs who require capital to start or expand their businesses.

-  Legislative amendments to adapt and apply the Canada Business Corporations Act diversity disclosure requirements to federally regulated financial institutions will promote greater gender, racial, and Indigenous diversity among senior ranks of the financial sector and ensure more Canadians have access to these opportunities.

-  Building on amendments to the Public Service Employment Act to remove bias and barriers in the staffing process, investments will support Black employees in the public service in providing targeted career development opportunities and supporting a healthy and safe work environment.

-  Funding for the Northern Participant Funding Program will support Northern Indigenous communities and organizations’ engagement on major infrastructure and resource projects which impact their lands, lives, and livelihoods.

* Please refer to the Impacts Report to see other Budget 2023 investments that are expected to advance this pillar.

Gender Results Framework 13

Gender Results Framework

Pillar: Gender-Based Violence and Access to Justice

Goal: Eliminating gender-based violence and harassment, and promoting security of the person and access to justice

All Canadians deserve to live free from violence regardless of their identity.

Workplace harassment

Experience of inappropriate sexualized behaviours in the workplace (%, past 12 months, 2020)

Sexual assault	Police reporting of crime	Childhood abuse
Experienced a work-related	Rate of police-reported violent	Experience of childhood
sexual assault (%, 2020)	crime (number, 2020)	victimization (%, 2018)

Intimate partner violence (IPV)
Self-reported IPV by type	Police-reported IPV (rate per 100,000, 2009-2021)
(since age 15, %, 2018)

Homicide
Homicide (rate per 100,000, 2014-2021)	Accused-victim relationship in
solved homicides (%, 2021)

Sources: Sexual Misconduct at Work Survey, Incident-based Uniform Crime Reporting Survey, Survey of Safety in Public and Private Spaces and Remoteness Index, Homicide Survey.

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Violence against women increased to record levels during the COVID-19 pandemic. When combined with other factors such as sexual orientation, race, and geography, the statistics are even more staggering. The federal government has taken action to combat this crisis, and work with the provinces is necessary to respond to this cross-jurisdictional issue.

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The rate of police-reported family violence continued to increase year-over-year into 2021. Women and girls were the victims in over two-thirds of family violence reports. Since 2009, police-reported family violence against children and youth has increased by 25 per cent, and against seniors by 37 per cent.

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The pandemic and challenges to social cohesion have also highlighted discrimination in Canada, including an alarming increase in hate crime. The number of police-reported hate crimes rose by 27 per cent in 2021, following an increase of 36 per cent in the previous year.

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Women were slightly more likely (28 per cent) than men (26 per cent) to report childhood victimization in 2018. Physical abuse was more common than sexual abuse, but women were also more likely than men to report sexual abuse (12 per cent vs. four per cent). Childhood victimization was more commonly reported among Indigenous people, older adults, and 2SLGBTQI+ people.

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Intimate partner violence in Canada increased for seven consecutive years leading up to 2021. The observed increases in intimate partner violence over the past decade have been largely driven by an increase in reported cases against men and boys, but 79 per cent of victims identified as women and girls, and the rate of intimate partner violence against women steadily increased between 2014 and 2021.

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In 2021, 586 victims of homicide were men or boys, compared with 197 women or girls (75 per cent and 25 per cent respectively). The proportion of women killed by their spouse or partner was about seven times greater than for men, and three in four of the victims of spousal or intimate partner homicides were women.

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Indigenous people and Black people are overrepresented in the criminal justice system. Indigenous people represent 27 per cent of federal inmates, but only comprise five per cent of the Canadian population, and Black Canadians account for nine per cent of federal offenders but comprise four per cent of the Canadian population.

In tackling gender-based violence, government investments will help to ensure that the federal prison and justice system do not perpetuate systemic inequalities for marginalized groups.

Gender Results Framework 15

Actions to Support Gender-Based Violence and Access to Justice

Key Results to Date	Budget 2023 Actions*

-  On November 9, 2022, Federal, Provincial, and Territorial Ministers Responsible for the Status of Women endorsed the National Action Plan to End Gender-Based Violence, which will help address the social and economic factors that contribute to gender-based violence.

-  As part of the reforms to Canada’s pardon process, the Parole Board of Canada reduced record suspension application fees by over 90 per cent, which contributed to a 20 per cent increase in applications. A record suspension helps remove the stigma of a criminal record for people who have served their sentence.

-  In support of work to address systemic racism in public safety institutions, the Royal Canadian Mounted Police launched the RCMP-Indigenous Collaboration, Co-development and Accountability office in May 2021 to co-develop policing solutions with Indigenous communities.

-  Federal funding for criminal legal aid promotes access to a fair justice process. In 2020- 21, over 183,000 Canadians accessed criminal legal aid, of which 79 per cent were men.

-  Additional funding to enhance the capacity of the Office of the Correctional Investigator to review inmate complaints and perform in- depth investigations of systemic issues in federal prisons.

-  Establishment of an Independent Commission to review potential wrongful convictions. The commission will aim to reduce barriers for Indigenous Peoples, Black persons, and other marginalized communities that are overrepresented in the criminal justice system.

-  Advancing the establishment of a restorative engagement program in the public service. Once established, employees will have the opportunity to share their personal accounts and lived experiences of harassment, discrimination and violence in a safe, confidential space.

* Please refer to the Impacts Report to see other Budget 2023 investments that are expected to advance this pillar.

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Gender Results Framework

Pillar: Poverty Reduction, Health, and Well-Being

Goal: Reduced poverty and improved health outcomes

Freedom from poverty entails access to basic services and social protection measures that enable all Canadians to have a good quality of life.

Poverty and core housing need		Food security
Official poverty rate (%)	Core housing need (%, 2011,	Moderate or severe food insecurity
	2016 and 2021)*	(12 + yrs, % households, 2021)

Life expectancy	Cause of death

Life expectancy at birth, based on single year estimates (yrs, 1980-2020)	Age-specific mortality rate, by gender, for cardiovascular disease and cancers (per 100,000, 2000- 2020)

Physical activity	Psychological well-being
Percentage of adults meeting physical activity	Self-perceived mental health: excellent or very good
guidelines (%, 2021)	(12+ yrs, %, 2021)

Contraceptive use	Motherhood
Sexually active and not using	Early motherhood: live births (rate per 1,000, women
contraception (15-49 yrs, %, 2015-16)	aged 15-19 yrs)

Note: * Given that the non-binary population is small, data aggregation to a two-category gender variable is sometimes necessary to protect the confidentiality of responses provided. In these cases, people in the category “non-binary persons” are distributed into the other two gender categories and are denoted by the “+“ symbol.

Sources: Canadian Income Survey, Census of Population, Canadian Community Health Survey, Vital Statistics Death Database, General Social Survey, Vital Statistics Birth Database.

Gender Results Framework 17

The opioid crisis and elevated mental health stressors continue to pose challenges for Canadians, alongside important gaps in access to safe and affordable housing.

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The poverty rate for children in 2020 was less than half the 2015 level, in large part due to the introduction of the Canada Child Benefit. Some populations remain more vulnerable than others, however: almost one-third of one-parent families with young children (aged zero to five) live in poverty, as do over one in ten Indigenous people.

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Almost half (44 per cent) of Canadians felt very concerned over their ability to afford housing or rent in 2022. One-parent households were particularly affected by housing issues, with almost one in five in core housing need in 2021. Women were slightly more likely to be in core housing need than men, and more than one in eight Indigenous people were in core housing need in the same year.

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Financial disparities have a major impact on food security. In 2022, Canadians in the bottom household income quintile were three times more likely than those in the highest income quintile to report feeling very concerned about food price increases. Other population groups particularly affected include lone parents (14 per cent), Indigenous people (14 per cent), and 2SLGBTQI+ people (12 per cent), who reported more concern than the national average of six per cent.

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Canadians are grappling with the lingering physical health effects of the pandemic, but the prevalence of mental health disorders remains a challenge. One in four (25 per cent) adults screened positive for symptoms of depression, anxiety, or post-traumatic stress disorder, up from 21 per cent in fall 2020, with greater increases in prevalence among youth and young adults. In 2021, women reported lower self- perceived mental health across all population groups, but self-perceived mental health was particularly low among 2SLGBTQI+ women and Indigenous women.

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The overdose crisis continues to have a devastating impact. There were over 3,200 opioid overdose deaths in the first half of 2022 alone (January to June), equivalent to approximately 20 per day. 76 per cent of those who died were men, and the majority of deaths occurred in British Columbia, Alberta, and Ontario.

Recognizing that poverty is multidimensional, the government will continue to make investments in a range of core priorities over the medium term, including further funding for combatting the overdose crisis through evidence-based health interventions.

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Actions to Support Poverty Reduction, Health, and Well-Being

Key Results to Date	Budget 2023 Actions*

-  In November 2022, the third round of the Rapid Housing Initiative was launched, to support the creation of at least 4,500 more affordable housing units for Canadians in severe housing need across the country, with 25 per cent of investments going towards women-focused housing projects.

-  Since 2017, the government has committed funding to directly address the opioid crisis and problematic substance use to help save lives, by supporting increased access to evidence-based treatment and prescriber- led safer supply projects, increasing access to naloxone, and authorizing supervised consumption sites.

-  To date, over 240,000 children under 12 have received the Canada Dental Benefit, helping ensure they can access the dental care they need.

-  The government launched the Disability Inclusion Action Plan—a comprehensive, whole-of-government approach to improving the quality of life for persons with disabilities. This plan includes measures to support persons with disabilities by fostering financial security, employment opportunities, and accessible and inclusive communities.

-  As of February 3, 2023, the government has lifted 138 long-term drinking water advisories since November 2015, and is actively working to address the remaining 32 to ensure First Nations communities have reliable access to safe drinking water.

-  The new federal health plan will improve health care for Canadians through new funding to provinces and territories to strengthen the public health care system and deliver resuIts for Canadians.

-  The plan also announced an Indigenous Health Equity Fund to support Indigenous health priorities, to provide health benefits coverage and increase access to health care services to improve the immediate and future health and well-being of Indigenous Peoples.

-  Funding to continue to combat the overdose crisis through evidence- based health interventions and further action to tackle drug trafficking.

-  The new Canadian Dental Care Plan will help improve the oral health of Canadians by providing dental coverage for uninsured Canadians with family incomes of less than $90,000 annually, with no co-pays for those   with family incomes under $70,000.

-  Supporting the implementation of 988, a three-digit suicide prevention line that Canadians can call or text for immediate suicide prevention intervention and mental health crisis support.

* Please refer to the Impacts Report to see other Budget 2023 investments that are expected to advance this pillar.

Gender Results Framework 19

Gender Results Framework

Pillar: Gender Equality Around the World Goal: Promoting gender equality to build a more peaceful, inclusive, rules-based, and prosperous world

Canada is a leader and champion for gender equality, and will continue to advance efforts that empower women, girls, and gender-diverse people both domestically and abroad.

Education and skills
Literacy rate among youth	Progression to secondary school (%, 2016)
(15-24 yrs, %, 1975-2020)

Economic participation and prosperity
Workplace harassment and the law (% of 190	Year when regions are expected to achieve
countries, 2022)	gender parity (2022)*

Leadership and democratic participation
United Nations peacekeeping	Gap to gender parity in select public sector leadership positions –
officers who are women, by type of personnel (%, 2017-2022)	globally (%, 2022)

Gender-based violence		Sexual health
Prevalence of intimate partner	Number of reported cases of	Women with unmet needs for
violence (15-49 yrs, %, 2018)	conflict-related sexual violence	family planning
	(2019-2021)	(15-49 yrs, %, 2022)

Note: *In the areas of Economic Prosperity, Education, Health, and Political Leadership.

Sources: World Bank, Women, Business and the Law (World Bank), World Economic Forum, United Nations (UN) Department of Peacekeeping Operations, UN, World Health Organization, UN Development Fund, UN Population Fund.

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Although international gender equality metrics have improved in key areas such as literacy and access to education, gaps remain in legislation around workplace and sexual rights, and women continue to be underrepresented in political leadership positions worldwide.

-

While the global literacy rate now stands at 87 per cent and has increased remarkably in the last two centuries, strong regional inequalities remain and, in some regions, literacy rates have fallen in recent years due to the disruptions caused by conflict. In countries affected by crisis and conflict, women’s literacy rates are far behind those of men, as girls are all too often the first ones pulled out of school.

-

Women continue to face constraints on their ability to acquire or maintain employment. In many countries, there is a lack of legislation and criminal penalties for sexual harassment in the workplace, as well as unaddressed inequalities in job prospects between women and men.

-

According to the World Health Organization, globally one in three women experience physical and/or sexual violence in their lifetime, mostly by an intimate partner. Intimate partner violence is most prevalent in low-income regions within Africa and South-East Asia. Lower levels of education are a major risk factor for both perpetrating and experiencing intimate partner violence. Regions where women face barriers to securing paid employment and where there is less gender equality are more likely to have higher rates of intimate partner violence.

-	Women and girls are disproportionately targeted as victims of sexual violence in conflict settings, especially women peacebuilders and human rights defenders according to the United Nations.

-

In regions with stronger protections of a woman’s right to reproductive health care, women are more likely to have improved agency over the decision to have more children or not, although work still remains to ensure all women can exercise their reproductive rights.

In recognition of the effects of war on vulnerable groups such as women and girls, Canada’s support to Ukraine will ensure that humanitarian assistance reaches those who need it most and build on efforts in 2022-23 to strengthen accountability for conflict-related sexual violence. Other commitments will also reinforce sexual and reproductive health and rights for women and girls.

Gender Results Framework 21

Actions to Support Gender Equality Around the World

Key Results to Date	Budget 2023 Actions*

-  Canada has committed over $5.4 billion in economic, military, humanitarian, and other support to Ukraine since February 2022, which has helped address food insecurity and provided emergency health and other governmental services for vulnerable populations affected by war.

-  Resources announced in Budget 2022 contributed to Canada’s $1.21 billion commitment to support the Global Fund to fight HIV/AIDS, Tuberculosis and Malaria, which promotes sexual and reproductive health and rights and enhances equitable access to health services.

-  Canada provided $100 million over five years, starting in 2021-22, toward care work. This contribution will address unpaid and paid care work in low- and middle-income countries to support a more equal distribution of care responsibilities.

-  In 2021-22, 99 per cent of Canada’s bilateral international development assistance either directly targeted or integrated gender equality results, exceeding the 95 per cent target set in the Feminist International Assistance Policy.

-  Canada will continue to support the Ukrainian people to defend their territorial integrity and provide economic, humanitarian, development, and security and stabilization assistance to support the resilience of Ukrainian government and civil society organizations, including by providing Ukraine with additional financial assistance for 2023.

-  Under the Thrive Agenda, Canada committed and is on track to raise its global health funding to reach $1.4 billion each year, starting in 2023, of which $700 million will be dedicated to sexual and reproductive health and rights.

* Please refer to the Impacts Report to see other Budget 2023 investments that are expected to advance this pillar.

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Summary of Budget 2023’s Gender and Diversity Impacts

Gender-based Analysis Plus (GBA Plus) ensures that the federal government considers Canada’s diversity in the policy-making process, understands who is impacted by its policies, and mitigates unintended consequences that perpetuate existing inequities. This section provides an aggregated picture of the analysis presented in the Impacts Report for the new measures in this budget.

Timing of GBA Plus

Chart 1: Timing of GBA Plus

In Budget 2023, close to 40 per cent of measures included GBA Plus analysis at an early stage compared to only 25 per cent of measures in 2019. This result reflects an increasing awareness of GBA PIus and the availability of disaggregated data, which have supported efforts to embed GBA Plus as a whole-of-government approach, with analysis well integrated in the policy development process. In this regard, Women and Gender Equality Canada (WAGE) has been an integral partner in establishing GBA Plus as a key tool for gender budgeting in Canada. For Budget 2023, the scope of these supports has included working with departments and agencies advancing key priorities. This is to ensure that initiatives consider equality, fairness, and inclusion in their design and leverage data to better track the impact of such initiatives over time. These collaborative efforts will continue to strengthen GBA Plus across all aspects of government policy development and decision-making processes, consistent with the recommendations of the Auditor General of Canada in 2022.

There is an increase in the number of measures that rely on existing GBA Plus analysis in Budget 2023—this is partially attributable to the extension of existing government programs. In some instances, existing analysis was also strengthened through the inclusion of new data, such as more recent numbers on the take-up of Canada Student Grants, and inland asylum applications.

Overall, the number of budget measures that consider GBA Plus at a later stage remains relatively unchanged from previously reported trends. The federal government remains committed to embedding GBA Plus at all stages of the policy-making process.

Summary of Budget 2023’s Gender and Diversity Impacts 23

GBA Plus Responsive Approaches

Chart 2: Responsive Approaches

In Budget 2023, 14 per cent of measures identified a potential barrier to access or participation for a specific demographic group. Barriers were more pronounced for some groups, particularly Indigenous people, (especially Indigenous women), and persons with disabilities. Geography, especially for those in remote areas, can also function as a barrier to participation. For most measures (90 per cent) where a barrier was identified, a proposed approach to removing obstacles for groups experiencing these barriers was included.

In proposals related to natural resources and the environment, there were explicit efforts to remove barriers for Indigenous business owners—as an example, Canada’s Forest Economy will enhance outreach activities and capacity building to support Indigenous participation in forest sector activities, given that over 70 per cent of Indigenous communities are in forested areas. Similarly, the Whales Initiatives will seek to minimize disruption to Indigenous commercial and recreational fisheries due to fishing closures that protect whale habitat. To address the negative impacts that project development in natural resource sectors can have for Indigenous people, as more workers move closer to these communities, initiatives such as the Fish and Fish Habitat Protection Program will provide support to Indigenous communities to engage in consultations on project decisions.

In support of efforts to increase Indigenous and women’s economic engagement and sectoral representation, the Vessel Remediation Fund, to be created and funded through proposed amendments to the Wrecked, Abandoned or Hazardous Vessels Act, will include equity, diversity, and inclusion factors in the evaluation criteria to select firms to undertake remediation or removal of problem vessels.

Beyond economic participation, Indigenous women and girls face other inequalities, especially gender-based violence, which they disproportionately experience compared to other non-Indigenous women. The federal government is making investments to reduce violence through the Federal Pathway to Address Missing and Murdered Indigenous Women, Girls, and 2SLGBTQQIA+ People. The experiences of Indigenous women continue to be a priority in the government’s work to end gender-based violence.

Considerations are also given to the diversity of the language profiles in the Canadian population. In this regard, measures such the Census of Population, Census of Agriculture and Implementing the 988 Suicide Prevention Line have explicit responsive approaches that expand language availability beyond English and French. Digital divides also function as significant barriers for those groups with low levels of digital literacy and poor access to the internet, and those with disabilities. In response, the government balances its need to modernize and expand its services, while ensuring that accessibility accommodations are made for all groups facing barriers. As an example, the Citizenship Act Modernization recognizes that not all applicants are able to submit applications electronically, so options to submit paper-based applications would still be maintained.

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Target Population

Chart 3: Share of Budget Investments by Target Population

($ value of measures*)

*Excluding Revenue and Savings Measures **With a family income less than $90,000 ***Includes funding for the Indigenous Health Equity Fund	Targeted investments support equity, by taking into account the needs of specific populations. While a sizable share of Budget 2023 investments (40 per cent) target all Canadians, several investments focus on specific regions and sectors, or specific populations, such as Indigenous people, Black and racialized people, and persons with disabilities. People that are most likely to experience inequities accessing oral health care will benefit in particular from the Canadian Dental Care Plan and the Oral Health Access Fund. These populations include lower-income people, people living in rural and remote areas, seniors, and persons with disabilities.

Budgetary investments in specific sectors or regions (30 per cent) include Investment Tax Credits for Clean Energy, Clean Technology Manufacturing, Clean Hydrogen and Carbon Capture, Utilization, and Storage to support Canada’s commitment to achieve net-zero emissions by 2050. To contribute to a cleaner and healthier environment, investments such as the Renewal of the Fisheries and Aquaculture Clean Technology Adoption Program help fisheries, aquaculture, and seafood processors to adopt clean technology in order to reduce their environmental impacts and develop more sustainable business practices. Given the vulnerability of oceans to climate change, the Marine Spatial Planning Program will benefit the marine sector and coastal communities, where 6.5 million people or 17.5 per cent of the Canadian population live, by providing clarity over where and when sustainable marine economic activities (e.g. marine shipping, renewable energy production, etc.) can take place. All Canadians benefit from investments in the clean economy and environmental protection, especially those most vulnerable to climate change including women, Indigenous people, and people in rural and coastal communities.

Overall investments that target Indigenous people account for ten per cent of Budget 2023. This includes a significant new investment to implement a co-developed and Indigenous-led Urban, Rural, and Northern Indigenous Housing Strategy that will support communities experiencing elevated incidences of core housing need.

Black and racialized people will also benefit from budget investments. The Action Plan for Black Employees in the Public Service will provide targeted supports for Black federal public servants who have disproportionately experienced harassment, racism, and discrimination in the workplace. Investments in the Anti-Racism Strategy will also benefit Black and racialized people.

Summary of Budget 2023’s Gender and Diversity Impacts 25

Expected Benefits: Gender

Chart 4: Share of Budget Investments by Gender

($ value of measures*)

A significant share of measures (67 per cent) in Budget 2023 are “gender balanced”—that is, they are not expected to disproportionately benefit either men or women. For instance, all Canadians, regardless of gender, would benefit from improvements in the health care system resulting from health transfers to provinces and territories. Health care workers, who are disproportionately women, will especially benefit.

Investments in health care also tend to benefit women as a result of their greater likeIihood of taking on informal caregiver roles, when health and social services fail. Women, who are already paid less on average due to the gender pay gap, feel the pinch from inflation more, making programs like $10-a-day child care all the more important. Women are often the ones to take on additional household labour to make things work in their families. For example, in 2022, women were significantly more likely than men to provide care for a child or care-dependent adult (52 per cent vs 42 per cent).

*Excluding Revenue and Savings Measures

A significant share of Budget 2023 measures (about 21 per cent) are expected to primarily have benefits that skew towards men, while 12 per cent of investments will primarily benefit women. This relative difference is reflective of gender imbalances in key sectors of focus in this budget, notably the areas supporting the transition to clean growth and construction, which are currently dominated by men. The federal government is working to increase gender balance in these sectors. For example, since 2018, federal investments in apprenticeship training have promoted inclusion of and accessibility for women (as well as persons with disabilities, Black and racialized people, and Indigenous people). Further examples of targeted interventions are highlighted in the section on responsive approaches and individual measures are discussed in detail in the Impacts Report.

Moreover, these investments—in building a clean economy for the 21st century—will ultimately create economic opportunities and improved quality of life that benefit all Canadians, including women. Economic opportunity is key to women’s prosperity, especially their ability to find safety from intimate partner violence. Women are also especially vulnerable to climate change and will particularly benefit from a clean economy.

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The share of Budget 2023 measures that skew towards benefitting men is also a function of gender representation in the areas targeted for additional support. For example, the Substance Use and the Overdose Crisis measure will directly benefit men, as data show that men, and disproportionately Indigenous men, are most impacted by substance use-related harms and opioid-related deaths. These measures will also indirectly improve the lives of women. For example, substance abuse can play a role in intimate partner violence. In addition, women represent a significant portion of the health care workforce, which delivers substance use programs and services. Similarly, men are overrepresented in the criminal justice system (over 95 per cent), with higher incidence of incarceration for Black and Indigenous people, who are therefore expected to benefit from the Creation of a Miscarriage of Justice Review Commission. Men of working age, with less education, including those who are racialized, are also more likely to engage in precarious work in the gig sector and thus to benefit from job protections in this sector.

In addition to the share of investments that predominantly benefit women in the near to medium term, over the longer term an even greater number of measures have significant scope to directly and indirectly advance gender equality for women. In aggregate, Budget 2023 sustains the government’s approach to investments that support gender equality and reinforces previous investments that continue to reduce gender inequalities. Measures such as corporate governance diversity disclosures will directly benefit designated employment equity groups including women, Indigenous Peoples, persons with disabilities, and Black and racialized people. The introduction of labour protection mechanisms related to workers experiencing a pregnancy loss, and improvements in access to abortion and other sexual and reproductive health care, will specifically benefit women and improve their health and well-being over the immediate and longer term.

Summary of Budget 2023’s Gender and Diversity Impacts 27

Expected Benefits: Additional Characteristics

Chart 5: Direct and Indirect Benefits by Subgroup, Number of Measures

Through an assessment of direct and indirect impacts, a number of Budget 2023 measures will benefit Indigenous people, Black and racialized people, people living in rural and remote areas, and persons with disabilities.

For persons with disabilities, investments such as Extending the Qualifying Family Members Provision for the Registered Disability Savings Plan and Improving Canada Student Grants and Loans will help encourage and enable full participation in the opportunities that can tangibly advance their economic livelihoods.

Households in the North have unequal access to housing compared to the rest of Canadians. To reduce this inequality, particular attention to the vulnerabilities facing Northern communities is highlighted in investments supporting an Urban, Rural, and Northern Indigenous Housing Strategy. In 2021 Census data, while ten per cent of households in Canada were in core housing need, the share of households in core housing need was as high as 32 per cent in Nunavut. Furthermore, Indigenous people were almost three times more likely to live in a dwelling in need of major repairs compared to the non-Indigenous population. In addition to lack of acceptable housing, Northern, Indigenous, and remote communities also face unique challenges when it comes to food security. Through the Local Food Infrastructure Fund Top-Up, the government is helping support community-led efforts to build the infrastructure needed to produce, store, and deliver locally sourced food in a sustainable manner. Furthermore, investments in housing mean Northerners will not have to choose between paying for rent or buying groceries.

Other lndigenous-focused investments that also benefit populations in rural and remote areas include the National Benefits-Sharing Framework, which is aimed at improving the quality and consistency of benefits that Indigenous communities derive from major natural resource projects in their territories. The Canada Infrastructure Bank will also provide loans to Indigenous communities across the country, including rural and remote communities, to support them in purchasing equity stakes in infrastructure projects in which the Bank is also investing, which will provide economic benefits and opportunities for self-determination.

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lntergenerational and Income Distribution Impacts

Chart 6: Expected Income Distribution Benefits

Share of Budget 2023 Investments

($ value of measures, excluding revenue and savings measures)

A substantial proportion of the budget measures will benefit lower-income Canadians, and particularly those at risk of extreme vulnerability. The Grocery Rebate will benefit low-and modest-income people and families, with disproportionate positive impacts for single parents, and in particular single mothers. Data shows that single households and single- parent families are more likely to have lower incomes than couples. Another example is amendments to the Criminal Code to lower the criminal rate of interest will allow Canadians who use very high interest loans and payday loans—including low-income Canadians, Indigenous people, recent immigrants, and women—to benefit from a lower cost of borrowing. The remainder of investments are not expected to have significant distributional impacts.

The majority of new Budget 2023 investments will carry benefits across all age categories, reflective of this budget’s focus on transformative investments in a low carbon economy and in health, which are expected to bring long-term and broad-based benefits to all Canadians. Young people and future generations in particular will benefit from action to improve the environment, grow the economy and maintain a sustainable fiscal posture, but these investments will benefit working age Canadians and seniors as well. Over the longer term, investments in Official Languages and to fight Systemic Racism, Discrimination, and Hate will also help future generations benefit from a society that is diverse and inclusive. For seniors, intersectional factors such as living in a one-person household or having a disability may worsen their vulnerability to health and financial challenges, such that they benefit from affordability measures like the Grocery Rebate that are intended to benefit Canadians of all ages. The new budget measures that are identified as uniquely benefitting seniors are in addition to existing spending decisions, that already benefit seniors. Table A1.7 shows that federal spending on senior benefits is projected to grow by $6.8 billion in 2023-24 relative to 2022-23 levels, none of which is accounted for as “new” budget measures, but all of which represents new spending that will benefit seniors.

Summary of Budget 2023’s Gender and Diversity Impacts 29

Budget 2023 Impacts Reports

The Canadian Gender Budgeting Act 2018 enshrined the government’s commitment to decision-making that takes into account the impacts of policies, programs, and legislation on diverse groups of Canadians in a budgetary context. Consistent with the requirements of this Act, this Impact Report provides a summary of the gender and diversity impacts for each new measure in this budget. Summaries of impacts are based on the Gender-based Analysis Plus submitted with budget proposals. In addition, since the introduction of the Quality of Life framework in Budget 2021, analysis extends beyond who is most affected, to also describe the nature of these impacts at a high level.

Notes on Terms and Fields

Title and Context: Each title is linked with its corresponding entry in the budget text.

Text Section: contains information on the key impacts of the measures from a gender and diversity and quality of life perspective, including direct and indirect impacts, both positive and negative, where applicable. Key facts and data sources are included in this section.

GBA Plus Timing: This section identifies when the GBA Plus was conducted. High-quality GBA Plus requires early attention to develop effective options and strategies for delivering programs and services to Canadians. For GBA Plus to be most valuable, it is ideally built directly into the early stages of the policy development process.

Early in the idea development phase (when proposals are being developed)

Mid-point (as proposals are being finalized)

Later stage (after proposals are finalized, prior to submission of proposal)

GBA Plus was previously performed on the existing program (in cases where an existing program is seeking a renewal of funding). If the proposal is for an existing program, it was either modified to reflect the changes to the program or was confirmed to reflect that the program hasn’t changed since the GBA Plus was last conducted.

Quality of Life Impacts: Describes the primary domains of the framework each budget measure is expected to advance and lists relevant indicators. Primary domains for each measure are indicated through a darker “active” icon.

Prosperity – the economic domain, encompassing income and growth, employment and skills and learning and economic security.

Health – physical and mental health, and care systems that enable people to thrive through all stages of life.

Environment – natural and built environments that meet human needs such as clean air and water, as well as ecological integrity and stewardship dimensions such as greenhouse gas emissions.

Society – includes culture and identity, inclusion, social cohesion and connection, and time use.

Good Governance – includes democracy and institutions, safety and security and justice and human rights.

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Target Population: Describes the group whom the measure is intended to benefit. This section is not intended to describe the expected impacts, but rather the motivation and policy intent behind the measure.

Expected Benefits

Gender: This section collects information on the expected gender characteristics of the benefitting group. The scale is explained as follows:

Predominantly men (80 per cent or more men)

60 per cent - 79 per cent men

Broadly gender-balanced 60

60 per cent - 79 per cent women

Predominantly women (80 per cent or more women)

Income Distribution: This indicator describes expected impacts of the measure from an income distributional perspective. The scale is explained as follows:

Strongly benefits low-income people (Strongly progressive)

Somewhat benefits low-income people (Somewhat progressive)

No significant distributional impacts

Somewhat benefits high-income people (Somewhat regressive)

Strongly benefits high- income people (Strongly regressive)

lntergenerational: Intergenerational impacts identify the age cohort receiving the benefits or which is likely to disproportionately benefit.

Primarily benefits youth, children and/or future generations

No significant intergenerational impacts or impacts generation between youth and seniors

Primarily benefits seniors or the baby boom generation

Additional Characteristics: Highlights other notable characteristics of beneficiaries (i.e. race, region, ability, lndigeneity, region, sector, etc.).

Gender Results Framework (if applicable): For measures that advance a goal or objective of Canada’s Gender Results Framework (GRF), an icon and associated GRF pillar is listed. Although only gender is included in the title of the Framework, it is aligned with the Government of Canada’s policy of GBA Plus, ensuring that gender is considered in relation to other intersecting identity factors. Additionally, a measure may advance more than one goal under one or more pillars; however, in this report, only the primary pillar is listed. More information on these goal statements, objectives, and indicators can be found on Women and Gender Equality Canada’s website.

GBA Plus Responsive Approach: Includes any effort in place to minimize possible negative impacts of a measure on certain people or groups, or any plans to proactively reduce barriers to participation.

Summary of Budget 2023’s Gender and Diversity Impacts 31

Chapter 1: Making Life More Affordable and Supporting the Middle Class

1.1. Making Life More Affordable

A New Grocery Rebate for Canadians

This measure will directly benefit households that have lower incomes and are more sensitive to inflation, including households with persons with disabilities. Single parents will disproportionately benefit, as they represent about four per cent of tax filers but would receive 13 per cent of the Grocery Rebate, the vast majority of which would go to single mothers. Single seniors will also disproportionately benefit, as they represent about ten per cent of tax filers but would receive 19 per cent of the Grocery Rebate.

Data Sources: Internal administrative data

Cracking Down on Predatory Lending

This measure will ensure that Canadians are not subject to high-cost predatory loans. Data from the Financial Consumer Agency of Canada suggests that Indigenous people, recent immigrants, low-income Canadians, and women are more likely to rely on high-cost loans to cover day-to-day expenses. These groups, as well as others, may benefit from this measure to the extent that they will no longer face such high-cost loans.

Data Sources: Financial Consumer Agency of Canada

Automatic Tax Filing

Lower-income individuals and families receiving social assistance who are currently not filing their taxes will benefit. Single, childless individuals will particularly benefit, since they currently have lower tax filing rates than those with children; generally have lower incomes; and account for the vast majority of social assistance cases. Indigenous people will also benefit given the higher levels of poverty on reserves and lower levels of tax filing.

Data Sources: Internal administrative data, Maytree Canada Public Policy

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Making Life More Affordable for Students

Temporary enhancements to student grants and loans will benefit post-secondary students from low- and middle-income households. Women represent 60 per cent of aid recipients, and 66 per cent of recipients are under 25 years old. Students with disabilities and students with dependants receive additional targeted grants to support their studies.

Data Sources: Employment and Social Development Canada

Improving Registered Education Savings Plans

Registered Education Savings Plan (RESP) beneficiaries will directly benefit from this measure. While this group is broadly gender-balanced, RESP withdrawals were on average slightly higher for men as of 2021. The average age of a beneficiary withdrawing an Education Assistance Payment was 20 years as of 2020. While beneficiaries generally have lower incomes at the time of withdrawing funds, they disproportionately come from higher-income families. Low- to middle-income families made up about 79 per cent of families in 2020 but represented only 41 per cent of all those who received RESP matching grants in 2021.

Data Sources: Internal administrative data, Statistics Canada, Employment and Social Development Canada

1.2. An Affordable Place to Call Home

Building More Affordable Housing

Supporting new affordable housing construction will benefit those experiencing housing affordability challenges, including particular groups that are prioritized under the National Housing Strategy such as persons with disabilities, Black and racialized people, Indigenous people, seniors, women and children fleeing domestic violence, and those in core housing need. According to 2021 data, 7.7 per cent of the Canadian population experienced core housing need, with women and girls having a higher incidence (8.2 per cent) compared to men and boys (7.1 per cent). Seniors also had a higher incidence of core housing need (8.9 per cent), as did Indigenous people (13.2 per cent).

Data Sources: Canada Mortgage and Housing Corporation, Statistics Canada

Budget 2023 Impacts Reports 33

Investing in an Urban, Rural, and Northern Indigenous Housing Strategy

This measure will benefit Indigenous people living in urban, rural, and Northern communities, who experience higher incidence of core housing need, and/or lack access to suitable or adequate housing compared to the non-Indigenous population. Indigenous women, girls, and 2SLGBTQI+people are at particular risk of violence when experiencing homelessness. More broadly, improved access to adequate housing contributes to increased safety for those at risk of intimate partner or family violence. Workers in the construction sector, which is dominated by men, are expected to indirectly benefit from the additional housing construction activity resulting from this measure.

Data Sources: Statistics Canada

Additional Investments
National Housing Strategy Implementation

Women and girls, persons with disabilities, seniors, Indigenous people, one-parent households, lower-income people, and Black and racialized people will disproportionately benefit from effective implementation of National Housing Strategy programs, as they experience core housing need at higher levels than the general population. Canada Mortgage and Housing Corporation (CMHC) employees and prospective employees will also benefit indirectly. In 2021, CMHC employees identified as: 57.4 per cent women; 36.1 per cent Black and racialized people; 3.1 per cent Indigenous people; and 10.5 per cent persons with disabilities.

Data Sources: CMHC, Statistics Canada

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Chapter 2: Investing in Public Health Care and Affordable Dental Care

2.1 Investing in Public Health Care

Working Together to Improve Health Care for Canadians

This health funding plan will benefit all Canadians by supporting provinces and territories in their actions to strengthen the public health care system. Support provided under the Indigenous component would benefit Indigenous people and support to increase personal support workers’ wages would disproportionately benefit women, who make up 86 per cent of personal support workers.

Data Sources: Statistics Canada

Encouraging More Doctors and Nurses to Practise in Rural and Remote Communities

Expanding the Canada Student Loan Forgiveness program to more rural communities would encourage eligible doctors and nurses to work in underserved rural areas. It also indirectly benefits women more than men, as nurses are more likely to be women, and women represent 47 per cent of doctors in Canada. In 2020-21, nearly 4,400 doctors and nurses—of which 3,575 were nurses or nurse practitioners—received $19.7 million in loan forgiveness.

Data Sources: Employment and Social Development Canada

Strengthening Retirement Saving for Personal Support Workers

Personal support workers are largely comprised of low- and modest-income women and new immigrants. According to the 2021 Census, 86 per cent of workers in categories associated with personal support workers are women, and newcomers and Black and racialized people are also overrepresented. For example, a 2020 Statistics Canada study found that Black and Filipino women were highly overrepresented within this profession.

Seniors and persons with disabilities requiring assistance will benefit from a more stable workforce leading to additional hours of care and better quality of care.

Data Sources: Statistics Canada

Budget 2023 Impacts Reports 35

Fighting Crime and Saving Lives: Combatting the Opioid Crisis

Improved access to harm reduction services will help reduce opioid overdose deaths and support people that experience substance-related harms. Most overdose deaths (76 per cent) occur among men aged 20 to 59. While the pandemic has worsened the overdose crisis among all segments of the population, evidence from Alberta, British Columbia, and Ontario shows disproportionate rates of overdoses among Indigenous people. Young people will benefit from targeted investments in community action to prevent substance use. Health workers, families, and other caregivers who support those struggling with substance abuse will indirectly benefit.

Data Sources: Public Health Agency of Canada

Implementing the 988 Suicide Prevention Line

This measure will particularly benefit people who experience higher rates of death by suicide, suicidal thoughts, and other mental health risk factors, including youth and young adults, Indigenous people, 2SLGBTQI+people, and rural and remote populations. As 988 is implemented, additional responders and supervisors will be hired to meet anticipated demand. It is expected that women will comprise the majority of this workforce, as they represent 80 per cent of employees in the health care and social assistance sector. Efforts will be made to recruit, hire, and train diverse staff to meet the needs of a diverse population.

Data Sources: Statistics Canada, Public Health Agency of Canada

Safeguarding Access to Abortion and Other Sexual and Reproductive Health Care Services

This measure will address unmet health care needs by making sexual and reproductive health care information and services more accessible for all Canadians, particularly women. Individual projects supported through the Sexual and Reproductive Health Fund may target specific populations who face the highest sexual health risks and the largest barriers to accessing care, including women, youth, persons with disabilities, 2SLGBTQI+people, Black and racialized people, Indigenous people, people living in rural or remote communities, and low- income people.

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2.2. Dental Care for Canadians

Dental Care for Canadians

This measure will directly benefit the financial and physical health of families with incomes below $90,000 who lack dental care coverage and currently have to pay out of pocket. Lower-income Canadians may particularly benefit as they are less likely to have private dental coverage and have both the highest level of oral health problems and the most difficulty accessing oral health care. The Oral Health Access Fund will further support vulnerable populations who face barriers to accessing care, such as those living in rural or remote communities and persons with disabilities. The new dental care program will benefit dental professionals who would likely see increased demand for services. Women comprise roughly eight out of ten people working in the dental sector.

Data Sources: Statistics Canada, Canadian Institute for Health Information

Additional Investments

Supporting the Public Health Agency of Canada

This initiative will benefit all Canadians by helping to ensure that the Public Health Agency of Canada is better able to respond to future public health events. People with underlying medical conditions, lower-income people, persons with disabilities, Black and racialized people, Indigenous people, and older adults are most likely to benefit, as they are most vulnerable to public health events.

Data Sources: Public Health Agency of Canada

Budget 2023 Impacts Reports 37

Chapter 3 A Made-In-Canada Plan: Affordable Energy, Good Jobs, and a Growing Clean Economy

3.1. Investing in Clean Electricity

An Investment Tax Credit for Clean Electricity

This measure will benefit provincial governments, municipal governments, and Indigenous communities through support for electric utilities. To the extent that the measure reduces electricity rates, all Canadians will benefit from more affordable electricity, but low-income people will disproportionately benefit, as they spend a greater proportion of their income on utilities. The measure will also benefit workers in construction and at electric utilities, who tend to be disproportionately men and have above average incomes. All Canadians will benefit from investments towards a low-carbon economy. This is especially true for future generations and vulnerable populations including women, Indigenous people, and people in rural and coastal communities, who are disproportionately impacted by climate change.

Data Sources: Internal administrative data, Statistics Canada

A Clean Electricity Focus for the Canada Infrastructure Bank

All Canadians will benefit from investments towards a low-carbon economy. By supporting major clean power projects, this measure will improve the affordability and reliability of electricity for Canadians across the country. Low-income, Indigenous, and Black and racialized households will particularly benefit as they are more likely to be impacted by high electricity rates. This measure will also benefit Canadians who are more vulnerable to the impacts of climate change, including women, Indigenous people, and low- income people. Remote, Northern, and coastal communities are also particularly affected by climate change. While specific data on the electricity sector is unavailable, data on energy sector employment generally suggests that men occupy most jobs (about 70 per cent).

Data Sources: Employment and Social Development Canada, Statistics Canada, Canadian Urban Sustainability Practitioners, Natural Resources Canada

Budget 2023 Impacts Reports 39

Supporting Clean Electricity Projects

These investments will particularly benefit Indigenous and remote communities who currently rely on fossil fuels generation. By contributing to lowering the cost of clean power, this measure will help deliver affordable and reliable electricity to all Canadians. Low-income, Indigenous, and Black and racialized people are expected to benefit in particular as they are more vulnerable to high electricity rates. While specific data on the electricity sector is unavailable, data on energy sector employment generally suggests that men occupy most jobs (about 70 per cent). All Canadians will benefit from investments towards a low-carbon economy. This is especially true for vulnerable populations including women, Indigenous people, and people in rural and coastal communities, who are disproportionately impacted by climate change.

Data Sources: Natural Resources Canada, Statistics Canada, Canadian Urban Sustainability Practitioners

3.2. A Growing, Clean Economy

An Investment Tax Credit for Clean Technology Manufacturing

Owners and shareholders of eligible businesses, who are more likely to be men, older, and have higher incomes, will directly benefit. Workers in manufacturing and mining, who are more likely to be men (71 per cent for manufacturing; 84 per cent for mining and quarrying), working age, and have above average incomes, will benefit to the extent increased investment leads to higher employment and wage increases. All Canadians will benefit from investments towards a low-carbon economy. This is especially true for younger generations and vulnerable populations including women, Indigenous people, and people in rural and coastal communities, who are disproportionately impacted by climate change.

Data Sources: Internal administrative data, Statistics Canada

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Enhancing the Reduced Tax Rates for Zero-Emission Technology Manufacturers

It is expected that owners and shareholders of these businesses, who are more likely to be men, older, and have higher incomes, would directly benefit. Workers in manufacturing, who are more likely to be men (71 per cent) and have above average incomes, would benefit from increased investment leading to higher employment and wage increases. All Canadians will benefit from investments towards a low-carbon economy. This is especially true for younger generations and vulnerable populations including women, Indigenous people, and people in rural and coastal communities, who are disproportionately impacted by climate change.

Data Sources: Internal administrative data, Statistics Canada

An Investment Tax Credit for Clean Hydrogen

This measure will directly benefit businesses that invest in clean hydrogen technologies, while also benefitting the Canadians who work for them, both now and in the future. Workers in sectors that are likely to acquire clean hydrogen technologies, who are disproportionately (74 per cent) men and higher-income people (roughly 70 per cent higher than other sectors), will benefit to the extent that increased investment leads to higher employment and wage increases. Workers and apprentices in the construction sector would benefit from the labour requirements attached to the credit.

Manufacturers of clean hydrogen technologies could also benefit from the increased domestic demand for clean hydrogen technology. All Canadians will benefit from investments towards a low-carbon economy. This is especially true for younger generations and vulnerable populations including women, Indigenous people, and people in rural and coastal communities, who are disproportionately impacted by climate change.

Data Sources: Internal administrative data, Statistics Canada

Budget 2023 Impacts Reports 41

Supporting Clean Technology Projects

This measure will benefit the environmental and clean technology sector. Its workforce mainly comprises men (64 per cent) and persons between the ages of 25 and 54 (70 per cent). All Canadians will benefit from investments towards a low-carbon economy, especially vulnerable populations including women, Indigenous people, and Black and racialized, rural, coastal, and urban communities, who are more likely to be disproportionately impacted by climate change.

Data Sources: Statistics Canada, Smart Prosperity Institute

Expanding Eligibility for the Clean Technology Investment Tax Credit

Owners and shareholders of geothermal assets will benefit the most from this measure and tend to be men, older, and have a higher income. Including geothermal technologies will disproportionately benefit residents of provinces with greater geothermal energy potential, including Alberta, British Columbia, and Saskatchewan. Manufacturers of geothermal assets would benefit from the increased domestic demand. Workers in manufacturing are disproportionately men and tend to have above-average incomes. All Canadians would benefit from the positive environmental impacts of the measure.

Data Sources: Statistics Canada

Enhancing the Carbon Capture, Utilization, and Storage Investment Tax Credit

This measure will benefit businesses that invest in carbon capture, utilization, and storage technologies. These businesses are more likely to be located in Alberta, Saskatchewan, and British Columbia. Employees in the resource, utilities, and manufacturing sectors, who are predominantly (72 per cent) men, would indirectly benefit. All Canadians will benefit from investments that reduce pollution. This is especially true for future generations and vulnerable populations including women, Indigenous people, and people in rural and coastal communities, who are disproportionately impacted by climate change.

Data Sources: Internal administrative data, Statistics Canada

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Updating Federal Duty to Consult Guidelines

Updated guidelines on the federal duty to consult will benefit Indigenous communities. Inclusive and accessible engagement processes are aimed at ensuring the new guidelines reflect the varied needs and perspectives of Indigenous Peoples.

Data Sources: Crown-Indigenous Relations and Northern Affairs Canada statistics

The Atlantic Loop

This measure will benefit people and businesses in Nova Scotia, New Brunswick, and Quebec by providing them with clean, affordable electricity. The proposal will especially support older, rural, and low-income Canadians living in these provinces, as they are the most likely to face energy poverty, which is defined as spending more than ten per cent of income on energy utilities. All Canadians will benefit from this investment towards a low-carbon economy. This is especially true for vulnerable populations including women, Indigenous people, and people in rural and coastal communities, who are disproportionately impacted by climate change.

Data Sources: Statistics Canada

Securing Major Battery Manufacturing in Canada

Workers at the planned battery manufacturing facility in Ontario will benefit, as will other workers and firms in the electric vehicle (EV) supply chain. While the battery manufacturing sector in Canada is relatively nascent, by looking at the demographics of closely related sectors it is expected that this proposal will primarily benefit men. For example, the manufacturing sector in Canada predominantly comprises men (around 70 per cent in 2022), and the average weekly earnings in the motor vehicle manufacturing sector in Canada was higher than the reported average for all sectors (2021 data).

Data Sources: Statistics Canada

Budget 2023 Impacts Reports 43

Delivering the Canada Growth Fund

This measure will benefit all Canadians by increasing the pace and scale of investment into decarbonization and clean technology, which will help to reduce greenhouse gas emissions and contribute to Canada’s climate targets. While employment in these sectors disproportionately benefits men, who make up approximately 64 per cent of the environmental and clean technology sector, this proposal is expected to benefit all Canadians, as they will benefit from investments in a low-carbon economy. This is especially true for vulnerable populations including women, Indigenous people, and people in rural and coastal communities, who are disproportionately impacted by climate change. This fund will also help create long-lasting, environmentally sustainable economic opportunities that will benefit Canadian youth over the long term.

Data sources: Statistics Canada, internal administrative data

3.3 Investing in Canadian Workers

Fair Pay for Workers Who Build the Clean Economy

The conditions tied to these credits may increasingly benefit groups that are underrepresented in the labour force. To the extent that better wages are paid to workers, increasing workers’ compensation will initially benefit men disproportionately, since they represented approximately 87 per cent of the construction workforce in 2022. Similarly, improvements in employment opportunities and/or wages for apprentices will disproportionately benefit men, who represented 88 per cent of registered apprentices in 2021. Since 2018, federal investments in apprenticeship training have promoted inclusion and accessibility of persons with disabilities, women, Black and racialized people, and Indigenous people.

Data Sources: Statistics Canada

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Deduction for Tradespeople’s Tools

Tradespeople and apprentices who purchase tools as a condition of employment will benefit from the increased deduction. The majority of people who claim this deduction are men (96 per cent), and 82 per cent were aged 44 or under. The median income among claimants in 2020 was about $62,000. Since 2018, federal investments in apprenticeship training have promoted inclusion and accessibility of persons with disabilities, women, Black and racialized people, and Indigenous people.

Data Sources: Internal administrative data

Supporting Employee Ownership Trusts

Creating a framework for Employee Ownership Trusts (EOT) will assist workers in small- and medium-sized enterprises in becoming employee-owners. Data from the United Kingdom suggests that EOTs may be more likely to form in sectors with above-average compensation, such as the professional, scientific and technical services, construction, and manufacturing sectors.

Data Sources: Internal administrative data, Statistics Canada, 2020 Employee Ownership Trust Survey

Continuing to Support Seasonal El Claimants

The temporary extension will specifically benefit seasonal workers in Atlantic Canada, Quebec, and Yukon. In these regions, men account for close to two-thirds of Employment Insurance (EI) claimants who exhaust their benefit entitlement and who, as such, could be eligible for the up to five additional weeks of regular benefits provided by this measure.

Data Sources: Employment and Social Development Canada

Budget 2023 Impacts Reports 45

Protecting Federally Regulated Gig Workers

These legislative amendments will benefit up to 41,000 gig workers in the federally regulated private sector, who are predominantly men and low-income earners of working age. Federally regulated gig workers include those in road transportation, courier and postal services, and telecommunication and broadcasting sectors.

Data Sources: Statistics Canada, Labour Program

Protecting Jobs With Timely Access to Work-Sharing Agreements

This measure will primarily benefit men who are disproportionately represented in the manufacturing sector, which has been historically the main user of Work-Sharing agreements. In 2019-20, the manufacturing sector accounted for 85 per cent of Work-Sharing claims.

Data Sources: 2020-2021 Employment Insurance Monitoring and Assessment Report; Gender differences in employment one year into the COVID-19 pandemic: An analysis by industrial sector and firm size (statcan.gc.ca)

Continuing Support for the Student Work Placement Program

Students, most often young Canadians, enrolled in post-secondary institutions will directly benefit from the continuation of the Student Work Placement Program. The Program will aim to benefit underrepresented students, including students with disabilities, Black and racialized students, Indigenous people, and/or women in science, technology, engineering, and mathematics.

Data Sources: Statistics Canada

Prohibiting the Use of Replacement Workers

This measure will directly benefit unionized federal workers. A majority of unionized workers in federally regulated sectors are located in Ontario, Quebec, British Columbia, and Alberta. Men will benefit somewhat more, as they represent a larger portion (65 per cent) of federally regulated workers compared to women (35 per cent).

Data Sources: Statistics Canada

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Investing in Canada’s Labour Market Transfer Agreements

Overall, the Labour Market Transfer Agreements support more than one million workers annually, in all regions of the country. They are effective at reaching people from groups that are underrepresented in the labour market. For example, in 2020-21, persons with disabilities, Indigenous people, and youth (aged 15-24) represented a greater portion of the total population served under the Labour Market Transfer Agreements than their share of the labour force availability. The impact is expected to be roughly balanced by gender. In 2019-20, 44.5 per cent of clients served under the Labour Market Development Agreements were women.

Data Sources: Employment and Social Development Canada

3.4 Reliable Transportation and Resilient Infrastructure

Strengthening Canada’s Trade Corridors

This measure will benefit all Canadians through economic growth created by increased trade and more reliable access to goods. This measure will also improve the transportation system’s ability to respond to future disruptions, including climate-driven events, which will benefit all Canadians. The measure will indirectly benefit the transportation and construction sectors, which tend to predominantly employ men.

Data Sources: Statistics Canada, industry reports

Investing in VIA Rail Trains and Services

This measure will directly benefit communities serviced by VIA Rail, particularly rural, remote, and Indigenous communities outside of the Quebec City-Windsor Corridor where alternative forms of transportation may be limited. Across all VIA Rail routes, women make up 60 per cent of ridership and youth make up 20 per cent. Train maintenance will benefit the transportation and construction industries, which tend to predominantly employ men.

Data Sources: Statistics Canada, 2016 Census

Budget 2023 Impacts Reports 47

Investing in the Canadian Coast Guard

This measure will directly benefit working-aged, White men in coastal communities, who are overrepresented in the fields of marine seafarers (99 per cent men); science, technology, engineering, and mathematics (77 per cent men); and construction (88 per cent men), through increased economic activity, mainly construction in Atlantic Canada, especially near Westport, Nova Scotia, and Lark Harbour, Newfoundland and Labrador, and Canadian Coast Guard vessel operations and crew training. The recruitment process for crew will have distinct considerations for Black and racialized people. This investment will indirectly benefit Canadians by supporting the Canadian Coast Guard to ensure safe and accessible waterways for Canadians.

Data Sources: Canadian Coast Guard, Statistics Canada, International Labour Organization, International Chamber of Shipping, Conference Board of Canada

Safe and Reliable Ferry Services in Eastern Canada

This measure will directly benefit people in Eastern Canada by continuing to connect communities and helping to ensure essential goods reach remote populations, notably Îles-de-la-Madeleine. The regional economy will also benefit as ferry services support the tourism and fisheries industries, as well as other local small businesses. This measure will indirectly benefit ferry operators, whose employees and crews are predominantly men.

Data Sources: Transport Canada

Redeveloping the Bonaventure Expressway and Supporting Transportation Infrastructure in Montreal

These measures will directly benefit residents, businesses, and visitors in the Montreal area by supporting safe and efficient transportation in the region. Indirectly, men will disproportionately benefit from these measures, as men make up 87 per cent of the construction industry’s workforce.

Data Sources: Statistics Canada

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3.5. Investing in Tomorrow’s Technology

Using College Research to Help Businesses Grow

Investments that support business research and development, growth, and productivity improvements will directly benefit small- and medium-sized enterprises (SMEs), resulting in disproportionate benefits for White men. In 2020, 68.9 per cent of SMEs were majority-owned by men. Employees of SMEs—who are approximately 48 per cent women—may also benefit. Indirect benefits of attaining work-ready skills will accrue to college students in science, technology, engineering, and mathematics (STEM) subjects, where women represent 32 per cent of students.

Data Sources: Statistics Canada

Supporting Canadian Leadership in Space

These measures will benefit the Canadian space sector and scientific community. Small- and medium-sized enterprises make up 90 per cent of the space sector, and men represent 72 per cent of the workforce. Benefits will be more concentrated in Quebec and Ontario, as this is where 75 per cent of the space sector workforce is located. Scientists and researchers in the science, technology, engineering, and mathematics (STEM) fields within the Canadian Space Agency and in academia are also expected to benefit. Science conducted on the Lunar Gateway may also contribute to advancements in technology related to remote food production and health care. These technology solutions could be applied to benefit Canadians who are in rural and remote regions.

Data Sources: Statistics Canada

Budget 2023 Impacts Reports 49

Investing in Canada’s Forest Economy

Over 70 per cent of Indigenous communities are in forested areas, with a high concentration in British Columbia. Many of those communities are small and located in rural areas. The forest industry workforce, compared to the overall Canadian workforce, includes a higher representation of men (over 80 per cent), Indigenous people, rural and remote workers, and people without post-secondary education. The measure will increase Indigenous communities’ participation in the sector, as well as support the conservation and protection of the environment and the productive capacity of their lands or territories, by strengthening Canada’s forest management and encouraging increased Indigenous involvement in decision-making.

Data Sources: Natural Resources Canada, Statistics Canada

Establishing the Dairy Innovation and Investment Fund

This measure will benefit the employees and owners of dairy processing firms, as well as dairy farmers. Overall benefits are expected to be skewed toward White men of high income. Men are more likely to own larger businesses and Canadian dairy processing is concentrated among a few large firms, including farmer-owned co-operatives. Also, 73 per cent of dairy farmers are men. In 2020, the average total family income of dairy farmers ($201,621) was 60 per cent higher than that of all Canadian families ($126,100). The program will primarily benefit Quebec and Ontario, which together receive more than 70 per cent of the funding, in line with their share of the industry.

Data Sources: Statistics Canada, Census of Agriculture, Agriculture Taxation Data Program

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Supporting Farmers for Diversifying Away From Russian Fertilizers

This measure will directly benefit farmers in Eastern Canada, who are predominantly older, White men. In 2021, 69.6 per cent of farm operators were men, and 60.5 per cent were aged 55 and older. The potential reduction in fertilizer use will also have a positive climate impact, which all Canadians will benefit from, especially vulnerable populations including women, Indigenous people, and people in rural and coastal communities, who are disproportionately impacted by climate change.

Data Sources: Statistics Canada, Census of Agriculture, Agriculture Taxation Data Program

Maintaining Livestock Sector Exports With a Foot-and-Mouth Disease Vaccine Bank

This measure will directly benefit livestock farmers, who tend to be older, White men. Men account for 71 per cent of hog farmers, 69 per cent of beef cattle farmers, and 73 per cent of dairy farmers. Farms with older operators only (35 years and over) account for 78 per cent of hog farms, 86 per cent of beef cattle farms, and 74 per cent of dairy farms. The measure will indirectly benefit employees in the meat processing sector, 62 per cent of which are men (compared to 48 per cent in the overall economy), 87 per cent are between the ages of 25 and 64, and 40.5 per cent self-identify as Black and racialized (compared to 21 per cent in the overall economy). Benefits will be more concentrated in Alberta, Ontario, and Quebec, as this is where 75 per cent of the livestock sector is located.

Data Sources: Statistics Canada, Census of Agriculture, Census of Population

Budget 2023 Impacts Reports 51

Providing Interest Relief for Farmers

This measure will directly benefit farmers, who tend to be older, White men of higher income. In 2021,69.6 percent of farm operators were men, and 60.5 per cent were aged 55 and older. In 2020, the average total income for all Canadian farm families ($179,700) was 42 per cent higher than that of all Canadian families ($126,100). Employees on Canadian farms will benefit indirectly and tend to be working-age men of lower income. 63 per cent of general farm workers are men and 59 per cent are between the ages of 25 and 64.

Data Sources: Statistics Canada, Census of Agriculture, Agriculture Taxation Data Program

Additional Investments

Flow-Through Shares and Critical Mineral Exploration Tax Credit – Lithium From Brines

Men with higher income will directly benefit from this measure. In 2020, men accounted for 73 per cent of the number of Mineral Exploration Tax Credit claim ants and 85 per cent of the value of the claims. Further, in 2020, 82 per cent of people taking flow-through shares-related deductions were in the highest tax bracket. Resource development spurred by this measure would support job creation in certain communities, especially in Alberta and Saskatchewan, where lithium from brines deposits is primarily located. The measure will promote increased supply of lithium, which is associated with positive environmental impacts as it is used to make rechargeable batteries. All Canadians will benefit from investments towards a low-carbon economy. This is especially true for future generations and vulnerable populations including women, Indigenous people, and people in rural and coastal communities, who are disproportionately impacted by climate change.

Data Sources: Internal administrative data, Statistics Canada

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Supporting Advanced Transportation Technologies

This measure will directly benefit all Canadians by improving the safety and efficiency of road and air transportation, and by reducing greenhouse gas emissions. Indirect benefits will accrue to those working in the connected and autonomous vehicle (CAV) and aerial drone sectors, who are primarily men, and tend to be highly educated and high-income earners in urban areas.

Data Sources: Statistics Canada, National Collision Database

Supporting the Accessibility and Safety of Canada’s Transportation System

This measure will directly benefit waterway users, including people and businesses in the marine transportation and fishing industries, which predominantly employ men. This measure will also indirectly benefit the construction industry through the timely approval of capital projects on navigable waters, which tends to predominantly employ men. This measure will also help advance Indigenous self-determination through engagement and consultations with affected communities. All Canadians will indirectly benefit from a more reliable transportation network.

Data Sources: Statistics Canada

Building Up Capacity at the Transportation Safety Board of Canada

The Transportation Safety Board’s work in aviation, marine, pipeline, and rail occurrence investigations will directly benefit all Canadians through a safer domestic transportation system. The measure will also improve the confidence of Canadians in government institutions by supporting independent investigations and transparent public reporting.

Budget 2023 Impacts Reports 53

Renewal of Funding for the Regional Economic Growth through Innovation program

Investments in business scale-up and productivity, as well as in regional innovation ecosystems across Canada, will directly benefit not-for-profit organizations; urban, rural, and remote communities; as well as small- and medium-sized enterprises. There may be disproportionate benefits for men, as gender imbalances exist in small- and medium-sized enterprise ownership across various sectors. Canada’s regional development agencies prioritize support for small- and medium-sized enterprises owned or led by underrepresented groups.

Data Sources: Statistics Canada

Renewal of Funding for the Inclusive Diversification and Economic Advancement in the North Program

This measure will benefit Northerners. While support for small businesses could lead to disproportionate benefits for men, who own 59 per cent of Northern small businesses, outreach to underrepresented groups will result in more gender-balanced impacts. The program will also benefit low-income people through support for work- integrated learning opportunities. Increased opportunities and targeted calls for young entrepreneurs will benefit youth, who represent a greater portion of the population in the territories (21 per cent) than the overall Canadian youth population (19 per cent).

Data Sources: Statistics Canada, National indigenous Economic Development Board

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CFIA Market Access and Food Safety Programming

The expansion of market access will directly benefit owners of agriculture and food processing businesses that engage in export activities. 69.6 per cent of farm owners are men, and 64.8 per cent are between 35 and 64 years of age. Among food processing businesses whose ownership is known, 56.6 per cent are majority owned by men, with 17 per cent being equally owned by men and women. People employed in agriculture and food processing will benefit indirectly, and tend to be working-age men. Men account for 62.9 per cent of general farm workers and 59.1 per cent of employees in food processing. Food safety programming benefits all Canadians, particularly seniors (19 per cent of the Canadian population) and those with underlying health conditions.

Data Sources: Statistics Canada, Census of Agriculture, Census of Population, Canadian Employer-Employee Dynamics Database

AAFC Laboratory Asset Renewal

This measure will directly benefit the agricultural sector and have broader long-term benefits for all Canadians by enabling research such as the development of new technologies that will help protect the environment from adverse effects of livestock production. Agricultural producers tend to be older, White men. In 2021, men accounted for 69.6 per cent of all farm operators, and women accounted for 30.4 per cent. Employment generated from this measure will indirectly benefit the construction labour force, which is 86 per cent men, with 59 per cent being between the ages of 35 to 64. Environmental protections disproportionately benefit vulnerable populations including women, Indigenous people, and people in rural and coastal communities, who are disproportionately impacted by climate change.

Data Sources: Statistics Canada

Budget 2023 Impacts Reports 55

Future Arctic Offshore Oil and Gas Development

This measure will predominantly benefit people living in Yukon and the Northwest Territories by ensuring the environmental impacts of future oil and gas activities in the territories are fully understood. According to the 2016 Census, women make up 50 per cent of the population in Yukon, and 49 per cent in the Northwest Territories. Indigenous people make up 51 per cent of the population in the Northwest Territories and 21 per cent in Yukon.

Data Sources: Statistics Canada

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Chapter 4: Advancing Reconciliation and Building a Canada That Works for Everyone

4.1. Self-Determination and Prosperity for Indigenous Peoples

Supporting Indigenous Governance, and Capacity

First Nations men of working age may disproportionately benefit from this measure, as departmental data indicate that more than 60 per cent of elected leadership positions within First Nations communities are currently held by men. At a broader level, this measure will benefit members of First Nations communities through capacity for financial and human resources management, planning and risk management, community engagement, and service provision.

Data Sources: Indigenous Services Canada

Increasing Indigenous Participation in Northern Environmental Decision-Making

This measure will benefit Northern Indigenous communities. Increased participation will also benefit youth and future generations through improved environmental protection measures and increased economic opportunity. Indirectly, these programs could disproportionately benefit men to the degree in which they lead to the increased approval of major resource projects, as men represent more than 80 per cent of workers in the natural resources sector. As this measure could also increase employment opportunities for local Indigenous communities, it is expected to somewhat benefit lower-income people as Indigenous people (18.8 per cent) are more likely to live in low-income households than non-Indigenous people (10.7 per cent).

Data Sources: Statistics Canada, World Health Organization, Government of Northwest Territories

Budget 2023 Impacts Reports 57

Creating Prosperity With Indigenous Peoples

This measure will directly benefit Indigenous communities participating in co-development of a shared vision for an Economic Reconciliation Framework. Over time, direct and indirect economic benefits will flow to Indigenous entrepreneurs, businesses, and communities in the form of increased and varied employment and training opportunities and increased own-source revenue to support the delivery of community programming and self-determination. Indigenous men make up the majority of Indigenous entrepreneurs. Past studies by the National Indigenous Economic Development Board have estimated that closing the gap in economic outcomes between Indigenous and non-lndigenous people could increase Canada’s GDP by $27.7 billion per year.

Data Sources: National Indigenous Economic Development Board

Supporting Indigenous Economic Participation in Major Projects

Engagement towards development of the National Benefits-Sharing Framework will benefit Indigenous rights-holders directly affected by major natural resource projects, often located near rural or remote communities. The resource sector is the largest private employer of Indigenous people in Canada, and Indigenous businesses are more than 40 times as likely to be involved in resource extraction. While it is primarily men who participate in the resource sectors, oil and gas related occupations also represent the top six highest-paying occupations for both Indigenous men and women in Canada. Lending by the Canada Infrastructure Bank will further benefit Indigenous communities.

Data Sources: Financial Post, Macdonald-Laurier Institute

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Advancing Economic Reconciliation by Unlocking the Potential of First Nations Lands

Investments in the Reserve Land and Environment Management Program will lead to improved environmental protection, and more sustainable, culturally appropriate development. Since nearly 60 per cent of trained and certified land managers on reserve are women, First Nations women will benefit from new professional development opportunities. Co-development of a new First Nation-led National Land Registry will directly benefit members of signatory communities to the Framework Agreement on First Nation Land Management by improving investor confidence and increasing the number and quality of economic development opportunities on their lands.

Data Sources: Indigenous Services Canada, National Aboriginal Lands Managers Association, Lands Advisory Board

4.2. Investing in Indigenous Communities

Supporting Indigenous Health Priorities

These measures will maintain essential health care services to improve the immediate and future health and well-being of First Nations and Inuit populations. First Nations and Inuit face a lower life expectancy and a higher disease burden than non- Indigenous Canadians, and face challenges accessing culturally safe health care services. Investments will also support prevention, testing, and treatment to reduce tuberculosis rates, which are 300 times higher in Inuit populations than non-Indigenous Canadians.

Data Sources: Indigenous Services Canada, Public Health Agency of Canada

Budget 2023 Impacts Reports 59

Implementing the National Action Plan to End the Tragedy of Missing and Murdered Indigenous Women and Girls

These measures will directly impact Indigenous women, girls, and 2SLGBTQQIA + people, especially those who live in remote communities and experience elevated risks of violence. Indigenous women are 16 times more likely to be murdered or go missing than White women, and are more likely than non-Indigenous women to have experienced sexual assault (43 per cent vs. 30 per cent) or intimate partner violence (61 per cent vs. 44 per cent). They also experience discrimination within the justice system.

Data Sources: Final report of the National Inquiry into Missing and Murdered Indigenous Women and Girls, Survey of Safety in Public and Private Spaces (2018)

Supporting First Nations Children

Funding for Jordan’s Principle will benefit all First Nations children, particularly those with disabilities, through the provision of health, social, and educational services. Supports will also benefit their communities and families, which face disproportionately high rates of poverty and other systemic barriers that may prevent access to the services and supports available to non-Indigenous children. According to the 2021 Census, 53.8 per cent of children in foster care in Canada are Indigenous, but Indigenous children account for only 7.7 per cent of the child population. First Nations jurisdiction over child welfare will benefit First Nations children and their families, including those with low incomes or single-parent households, who are more likely to enter the child welfare system.

Data Sources: Statistics Canada, Program data

Gottfriedson Band Class Settlement Agreement

Settlement funds will allow participating First Nations bands to make long-term investments in language, culture, heritage, and wellness, benefitting community members of 325 participating First Nations bands. Reclamation of language, culture, and heritage is fundamental to a sense of belonging, cultural identity, community coherence, and well-being. Language revitalization efforts will particularly benefit youth and future generations. The ability of each community to make investments based on their own priorities will contribute to self-determination.

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4.3. Clean Air and Clean Water

Protecting Our Freshwater

Strengthening the Freshwater Action Plan, which will be implemented through a new Canada Water Agency, will benefit younger generations and people living around waterbodies who rely on them as their drinking water source, and people working in sectors such as tourism, agriculture, and fisheries that depend on freshwater. These residents and workers are dependent on good water quality and the reduction of negative impacts of toxic algal blooms, industrial contaminants, and climate change for their health and the state of their surrounding environment. While impacted sectors tend to be dominated by men, work to remediate water systems will be mainly carried out by those with science and project management expertise, which is relatively balanced between men and women among government workers.

Data Sources: Statistics Canada, Ontario Federation of Agriculture, Canadian Council of Professional Fish Harvesters, City of Toronto Neighbourhood Profile

Protecting Canada’s Whales

Protecting whales and their habitats will directly benefit marine sector employees and indirectly benefit the approximately 300,000 Indigenous people living in coastal communities. The protection of whales also recognizes their cultural significance to Indigenous Peoples. Employment generated by this measure will predominantly benefit men, who are typically overrepresented in commercial fishing, science, and enforcement. This will also benefit the marine tourism industry.

Data Sources: Statistics Canada

Budget 2023 Impacts Reports 61

Cleaner and Healthier Ports

This measure will directly benefit the marine transportation industry, and indirectly benefit industries adjacent to marine transportation, such as clean technology, fuels, and construction. These industries predominantly employ men. All Canadians will benefit from reduced emissions and improved air quality, particularly those living in coastal communities. This is especially true for vulnerable populations including women, Indigenous people, and people in rural and coastal communities, who are disproportionately impacted by climate change.

Data Sources: Statistics Canada, Organisation for Economic Co-operation and Development International Transportation Forum

Protecting Species at Risk

Efforts to protect species at risk across the country will broadly benefit all Canadians, especially those who live in proximity to habitats that will be protected. Indigenous communities will benefit, as the species in these habitats are important both culturally and nutritionally, and can contribute to food security. There could be indirect negative impacts for those working in sectors disrupted by the protection of critical habitat areas, but there could also be positive benefits for workers in sectors which rely on a long-term, sustainable presence of fish and other species.

Data Sources: Statistics Canada, Canadian Nature Survey

Improving Disaster Insurance

This measure will help protect Canadians against the costs of natural disasters, which disproportionately impact Indigenous people, women, seniors, Black and racialized people, new immigrants, 2SLGBTQI+ people, and persons with disabilities. The extent to which this measure helps address the financial vulnerabilities of these groups will depend on the final design of the insurance program.

Data Sources: Canada Mortgage and Housing Corporation, Statistics Canada, Federal Emergency Management Agency, Canadian Red Cross

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Modernizing Federal Disaster Assistance

This measure will particularly benefit those vulnerable to natural disasters that exacerbate underlying inequalities. Studies have shown that Indigenous Peoples, women, seniors, Black and racialized people, and new immigrants, 2SLGBTQI+people, persons with disabilities, and people who live in regions that present a higher risk of a climate-related disaster are particularly vulnerable to the negative effects of disasters and may require more support.

Data Sources: Canadian Red Cross, Statistics Canada, Federal Emergency Management Agency

Raising Awareness of Flood Risk

This measure will enable all Canadians to take action to protect their households from flood damage by providing flood risk information. This will be of particular benefit to people living in high-risk flood zones, which tend to have a higher-than-average proportion of Indigenous Peoples and persons with reduced mobility (e.g. seniors). Regions at high risk of flooding also tend to score lower on measures of income and wealth, such as proportion not in the labour force.

Data Sources: Public Safety Canada

4.4. Stronger and More Inclusive Communities

Supporting Our Official Languages

This measure will benefit all Canadians by promoting bilingualism and the French language in Canada, including our official language minority communities and Francophones across the country. Of the 7.8 million Francophones living in Canada, nearly a million live outside Quebec, while nearly 1.1 million Anglophones live in Quebec. Investments in minority-language education and second-language learning will support students and youth. Investments in bilingual delivery of government services will assist people and families from official language minority communities, especially seniors, newcomers, and those living in rural and remote areas. As women make up 70 per cent of education services and 77 per cent of the non-profit sector, they will benefit from investments in these fields.

Data Sources: Statistics Canada

Budget 2023 Impacts Reports 63

Supporting the Canadian Screen Sector

This initiative will contribute to the featuring of more content from Francophone and equity-deserving communities. This initiative will also provide employment and training opportunities for creators and others from equity-deserving communities. Canada’s screen sector is primarily concentrated in Vancouver, Montreal, and Toronto. However, these investments will generate economic activity in multiple communities across Canada. People employed in the sector tend to have slightly below average incomes. The proportion of women in projects supported in production is more than 50 per cent for directors, writers, and producers.

Data Sources: Canada Media Fund, Women in View, Statistics Canada

Supporting the Growth of Canada’s Tourism Sector

Support for the tourism sector is expected to increase employment opportunities for underrepresented groups. In 2019, women and youth represented 51 per cent and 31 per cent of the tourism labour force, compared to 48 per cent and 13 per cent of the overall workforce, respectively, making it one of the top employment sectors for youth. Black and racialized people and Indigenous people represented 27.5 per cent and 4.1 per cent of the tourism labour force, respectively, while in the overall economy, these demographic groups make up 21.3 per cent and 3.7 per cent of the workforce. Canada’s profile as a destination for major international business meetings would also be enhanced, resulting in positive reputation impacts for Canada abroad.

Data Sources: Statistics Canada, Innovation, Science and Economic Development Canada

Canada’s New Action Plan to Combat Hate

This measure will directly support Black and racialized people, 2SLGBTQI+ people, and other communities at risk of being victimized by hate-motivated crime. The measure will also increase community safety and social cohesion across Canada, improving the well-being of all Canadians.

Data Sources: Statistics Canada

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Building on Canada’s Anti-Racism Strategy

This measure benefits over 31 per cent of the Canadian population who identifies as Indigenous, Black and racialized and/or a member of a religious minority community. Data Sources: Statistics Canada
Anti-Racism, Equity and Inclusion Secretariat

The work of the new Anti-Racism, Equity and Inclusion Secretariat at the Privy Council Office will specifically benefit Black and racialized people and Indigenous people, through policy leadership and advice, and through the identification, removal and prevention of barriers to racial equity and inclusion in policy proposals.

An Action Plan for Black Employees in the Public Service

To address systemic racism, further increase diversity, and create a culture of inclusion in the public service, targeted programming for Black employees will address specific issues of trauma and barriers to career advancement. This was designed with input from Black Employee Networks. A more diverse and inclusive public service will more accurately reflect Canada’s population and be better positioned to design and deliver programs and services that reflect their diverse needs.

Data Sources: Employment Equity in the Public Service of Canada, Public Service Employee Survey results

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Addressing Workplace Harassment, Discrimination, and Violence

According to the 2020 Public Service Employee Survey, certain federal public servants are more likely to experience harassment, racism, and discrimination in the workplace. These public servants include those who identify as Black, racialized, women, Indigenous, persons with disabilities, or 2SLGBTQI+, or those with intersecting characteristics within these groups. Ultimately, the implementation of Restorative Engagement Programs is expected to contribute to a reduction in discrimination and harassment in the workplace, leading to a more inclusive federal public service.

Data Sources: Public Service Employee Survey results, Employment Equity in the Public Service of Canada

Advancing Public Safety Research

This measure will help the Canadian Institute for Public Safety Research and Treatment continue to improve the health and well-being of public safety personnel and their families. Many public safety personnel suffer from post- traumatic stress injuries. A 2017 study of public safety personnel in Canada found that more than 44 per cent of participants screened positive for one or more symptoms consistent with mental disorders.

Data Sources: Canadian Institute for Public Safety Research and Treatment

Addressing Wrongful Convictions

This measure will ensure a more accessible review process and be of particular benefit communities that are overrepresented in the criminaI justice system , including men, Indigenous people, and Black Canadians. This Commission will also mitigate some of the financial barriers posed by the current process by assisting low-income people who have a potential wrongful conviction and cannot afford a lawyer, to access and navigate the review process. Men comprise over 95 per cent of the population in federal correctional facilities. 27 per cent of the adult offenders in federal correctional facilities identified as Indigenous, while nine per cent of offenders were Black Canadians.

Data Sources: Justice Canada, Statistics Canada, Correctional Service of Canada

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Advancing Gender Equality in Canada

Additional funding for the Women’s Program will benefit women. Certain groups of women and girls may benefit in particular from this programming as they face additional challenges or barriers to equality as a result of intersecting identity factors and systems of oppression. For example, while the national poverty rate is 8.1 per cent, certain groups of women have higher incidences of poverty including: single mothers (14 per cent); Indigenous women (12 per cent); and women who are Black and/or racialized (12 per cent). The program prioritizes initiatives benefitting Indigenous, Black and racialized women; women with disabilities; and women living in Northern, rural, and remote communities.

Data Sources: Statistics Canada

Helping Canadians Stay Active

This measure will support physical activity for all Canadians, but may particularly benefit certain groups for which socioeconomic and environmental obstacles to physical activity can be greater, such as Indigenous people, Black and racialized people, newcomers, households with low income, women and girls, 2SLGBTQI+ people, and persons with disabilities.

Data Sources: Statistics Canada

Local Food Infrastructure Fund Top-Up

This measure directly benefits Northern, Indigenous, and rural communities who are vulnerable to food insecurity. Over one in ten Canadians were living in a household that reported food insecurity in 2020, with the impacts disproportionately felt by those living in lone-parent households, those reliant on social assistance, and Black and Indigenous people. Food insecurity also varies by province and region. Indigenous, remote, and Northern communities are particularly vulnerable because of the higher cost of living and other geographic, social, and economic factors.

Data Sources: Statistics Canada

Budget 2023 Impacts Reports 67

Making Life More Affordable for Persons With Disabilities

Low-income Canadians with disabilities and their families are expected to benefit from this measure, given Registered Disability Savings Plan (RDSP) contribution trends and the progressive design of Canada Disability Savings Grants and Bonds. Of the RDSP-eligible adult population aged 18-49, men (60 per cent) are represented more than women (40 per cent). Rural-dwelling beneficiaries have lower take-up of RDSPs and are expected to benefit the most from this measure. In the long term, this measure will help persons with disabilities, who are statistically more likely to live in poverty, by supporting their long-term financial security.

Data Sources: Internal administrative data, Employment and Social Development Canada, Statistics Canada

Advancing Inclusion of Canadians With Disabilities

The measure will benefit persons with disabilities, in particular those groups with proportionally higher reported rates of disability, such as Indigenous People, the 2SLGBTQI+community, and those with lower incomes or living in poverty. While disability is more prevalent among women (24 per cent) than men (20 per cent), the gender impact is balanced, with women comprising about 56 per cent of all persons with disabilities. Further, while the prevalence of disability increases significantly with age, the benefits are generationally balanced, as about one third of all Canadians with disabilities are aged 65 and over.

Data Sources: Statistics Canada, 2SLGBTQI+ Action Plan Survey

Building Communities Through Arts and Heritage

This initiative will provide local communities opportunities to engage with inclusive arts and heritage content. The initiative will benefit Canadian artists, cultural workers, and organizers of local arts, heritage, and celebration events, including those from marginalized communities. In comparison to other Canadian workers, the arts sector is characterized by high levels of education, precarious employment, and lower incomes. This measure will benefit all Canadians by increasing community development and empowerment and social engagement and cohesion.

Data Sources: Hill Strategies

68

A Safe and Accountable Sport System

This measure will benefit all high-performance athletes. Since women, 2SLGBTQI+people, and Black and racialized people may be disproportionately affected by cases of harassment, abuse, and discrimination and may not have the resources to press for accountability, they would benefit more from the measure. High-performance athletes tend to be younger (below 35 years of age) and a high number qualify as low-income people, with limited income opportunities due to the time constraints of their training.

Data Sources: Sport Canada

Investing in Employment Assistance Services for Official Language Minority Communities

Of 7.8 million Francophones living in Canada, nearly one million live outside Quebec, while nearly 1.1 million Anglophones live in Quebec. This program will provide employment assistance to members of official language minority communities who are experiencing unemployment, underemployment, precarious employment, or low-wage employment. It will help up to 59,000 participants per year to plan for, find, and secure a job, increasing their income and reducing dependence on social assistance.

Data Sources: Statistics Canada

Supporting Black Canadian Communities

This measure is designed to benefit Black Canadians by continuing federal supports for Black-led and Black-serving grassroots and not-for-profit organizations, with a particular focus on targeting youth and low-income communities.

Sources: Employment and Social Development Canada

Budget 2023 Impacts Reports 69

4.5. A Stronger Immigration System

Safe and Efficient Citizenship Applications

This measure will benefit applicants for Canadian citizenship-about 200,000 to 300,000 people per year. Applicants are roughly gender-balanced (52 per cent women). Apart from the direct benefits to applicants themselves, the measure will also improve the accuracy of citizenship application security screening, benefitting all Canadians.

Data Sources: Internal administrative data

Supporting Travel to Canada

This measure will benefit certain international travellers to Canada and Canadians with family members in eligible countries, as well as the airline sector and regions that rely on tourism through increased economic activity. Benefitting travellers are likely to be higher income due to eligibility criteria and past travel history. Other characteristics of benefitting travellers will depend on the eligible countries selected. The measure is also expected to strengthen Canada’s relationship with eligible countries by facilitating more travel to Canada. The tourism industry in Canada, and those working in it who tend to be youth, will benefit from the increase in visitors to Canada ..

Supporting Legal Aid for Asylum Seekers

Federal funding for legal aid services will benefit those with low incomes. This measure will benefit asylum seekers who are low-income, from an ethnic, religious, and/or cultural minority community, speak limited English or French, identify as 2SLGBTQI+, and/or may suffer from trauma and mental health issues.

Data Sources: Justice Canada, Statistics Canada

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Additional Investments

Implementing the United Nations Declaration on the Rights of Indigenous Peoples

The processes and practice of colonialism have produced longstanding historical disparities between Indigenous and non-Indigenous people in Canada. lmplementation of the Act will benefit Indigenous Peoples, where socio-economic gaps have perpetuated lower incomes in Indigenous communities compared to non-Indigenous communities in the same region, by addressing gender-based oppression, socio-economic inequalities, and barriers to full economic and political participation.

Natural Resources Canada’s Explosives Program

This measure will improve the safety and security of all Canadians by enhancing regulation of the explosives sector, which includes mining, construction, quarrying, and oil and gas industries, among others. This measure will directly benefit working-age men, as this group comprises approximately 72 per cent of workers in the natural resources sector. In addition, this measure will directly benefit workers in the science, technology, engineering, and mathematics fields, which are overrepresented by middle-to higher-income earners and men, who represent 70 per cent of workers in this industry. Black and racialized people are underrepresented in these sectors when compared to the general working-age population.

Data Sources: Statistics Canada, internal administrative data

Budget 2023 Impacts Reports 71

Fish and Fish Habitat Protection Program

This measure will benefit the fish and seafood industry, which predominantly employs lower-income, working-aged men. Indigenous people are disproportionately represented in the fish and seafood industry, making up 13 per cent of the workforce. This measure will benefit Indigenous people participating in traditional harvesting by protecting these fish and their habitats. This measure will also indirectly benefit Canadians living near aquatic habitats through improved environmental and fish health outcomes.

Data Sources: Fisheries and Oceans Canada, Statistics Canada, Assembly of First Nations, BuildForce Canada

Fisheries and Aquaculture Clean Technology Adoption Program

This measure will directly benefit people and small to medium-sized companies involved in fisheries, aquaculture, and seafood processing. Those who participate in these sectors tend to be lower-income workers where men comprise 69 per cent of the workforce. Indigenous people represent 13 per cent of these workers. Generally, the organizations applying to the program are led by men (90 per cent) and Indigenous people (5 per cent). This measure will indirectly impact employment for people working in the science, technology, engineering, and mathematics (STEM) sector by increasing adoption of new technologies. These sectors also tend to predominantly employ men.

Data Sources: Fisheries and Oceans Canada, Statistics Canada, Advisory Council on Economic Growth

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Renewal of the Marine Spatial Planning Program

This measure will directly benefit people living in coastal communities, which is 18 per cent of the Canadian population. By supporting the coordination of conservation and sustainable economic activities, this measure will benefit Canadians disproportionately affected by the changing climate, namely Indigenous people, women, and Black and racialized people in coastal communities. Indigenous participants will benefit from funding dedicated to support their participation in the consultation process to develop the plans because they will have an opportunity to provide input on the program’s data.

Data Sources: Statistics Canada, Crown-Indigenous Relations and Northern Affairs Canada, Natural Resources Canada, Environmental Careers Organization, Statistics Canada, World Meteorological Organization

Hydro-Meteorological Services

All Canadians will benefit from updates to the Meteorological Service of Canada, as the risk posed from natural disasters increases across the country, along with people (predominantly men) working in industries that are particularly exposed to weather, such as agriculture and transportation. Indigenous people, women and children, and low-income people will disproportionately benefit, as they face the worst outcomes from natural disasters. Men may also disproportionately benefit from the high-salary job opportunities created by this program as they are overrepresented in the hydro-meteorological services sector.

Data Sources: Statistics Canada, World Meteorological Organization

Additional Resources for National Security and Intelligence Reviews

The proposed resources for departments and agencies with national security and intelligence mandates will help them fulfill their obligations to comply with legislated review requirements in a timely manner and implement recommendations, which will facilitate increased confidence in government institutions. All Canadians will ultimately benefit from increased accountability and transparency of national security and intelligence activities.

Data Sources: Public opinion research

Budget 2023 Impacts Reports 73

Supporting the National Film Board

The National Film Board plays a central role in sharing Canadian stories with the world, and all Canadians are expected to benefit from continued support for its activities. This measure will also benefit people employed in the cultural sector, including Indigenous, Black, racialized, and 2SLGBTQI+ people as well as persons with disabilities.

Data Sources: Internal administrative data

Supporting the TV5MONDEpIus Platform

Francophone Canadians will disproportionately benefit from this measure. For French-speaking Canadian audiovisual producers in particular, these benefits will include access to new markets to broadcast their works. The measure is expected to benefit both men and women. Black, racialized, and 2SLGBTQI+ people, as well as persons with disabilities are underrepresented in Canada’s film, television, and digital media industries.

Data Sources: Canadian Heritage, Black Screen Office

Supporting the National Arts Centre

This initiative will support the performing arts sector, which is gender-balanced and characterized by high levels of education, precarious employment, and low median incomes. The workforce of the National Arts Centre, which will also benefit, is gender-balanced. Funding will also allow Canadians and other patrons to continue to benefit from the National Arts Centre’s programming, including providing a platform for 2SLGBTQI+,Indigenous, Black, and racialized artists.

Data Sources: Statistics Canada

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Supporting Canada’s National Museums and the National Battlefields Commission

This initiative will benefit those who use the services of the National Museums and the National Battlefields Commission, such as educators, researchers, students, and museum visitors. Data show that people with higher levels of educational attainment, those with higher household incomes, and people living in urban centres are more likely to visit museums. This measure will also benefit 2SLGBTQI+, Indigenous, Black and racialized people. These impacts are expected to be primarily felt in regions in which in these organizations are located, notably in the National Capital Region, Winnipeg, Quebec City, and Halifax.

Data Sources: Government of Canada, Statistics Canada

Nation Rebuilding Program

This measure will improve quality of life for Indigenous Peoples through improved governance approaches. This measure may benefit women, Elders, youth, and 2SLGBTQI+ Indigenous people, who, due to colonial governance systems, have not been able to engage in their traditional governance roles.

Data Sources: Gender Results Framework

Budget 2023 Impacts Reports 75

Improving the Temporary Foreign Worker Program Employer Compliance Regime

This measure will benefit temporary foreign workers, who are mostly men. It will particularly benefit workers who are most vulnerable to abuse due to their living and working arrangements. This includes those working low-wage agricultural jobs in rural areas, who are also mostly racialized men with low levels of education and often low official languages capacity. Other vulnerable workers include in-home caregivers, who are also often racialized and are mostly women.

Data Sources: Internal administrative data

Enabling Accessibility Fund

This measure will directly benefit persons with disabilities by addressing social, physical, and economic barriers to their participation in their communities and workplaces. More than one in five Canadians aged 15 and older has a disability, including 24 per cent of women and 20 percent of men. Among Canadians with a disability, 71 per cent have two or more types of disability, and 43 per cent have a disability that is severe or very severe. People with severe or very severe disabilities are less likely to be employed than those with mild or moderate disabilities. The prevalence of disabilities tends to increase with age. While 13 per cent of youth aged 15 to 24 have a disability, 38 per cent of people aged 65 and older have a disability.

Source: Statistics Canada

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Negotiating and Implementing Indigenous Rights

This measure will benefit Indigenous Peoples by supporting negotiations related to the exercise of Indigenous rights, and in particular, issues related to land and resource management. Agreements that are reached will increase Indigenous decision-making powers over the environment and renewable resources, which will directly benefit communities.

Data Sources: Statistics Canada

Healthcare Support for Asylum Claimants and Refugees

This measure will directly benefit asylum claimants, who are more likely to be low-income and more likely to be racialized. As asylum claimants are not otherwise eligible for provincial or territorial health insurance, they will benefit from improved access to care.

Data Sources: Immigration, Refugees and Citizenship Canada

Budget 2023 Impacts Reports 77

Northern Abandoned Mine Reclamation Program

This measure will primarily benefit Northern residents through the reduction of risks to human health and safety and the environment at eight abandoned and contaminated mine sites in Yukon and the Northwest Territories. Local Indigenous communities and their members constitute 35 per cent of the population in the two territories. Men will disproportionately benefit from remediation activities as women are underrepresented in the mining, engineering, and construction industries. However, women may also benefit indirectly from supporting industries in local communities (medical care and food services) but may face barriers accessing employment due to safety concerns around remote and isolated work camps. Indigenous people may also face barriers to access to employment due to limited training opportunities.

Data Sources: Statistics Canada

Modernizing Intelligence Operations

This measure benefits all Canadians by modernizing the tools required to respond to evolving national security threats targeting Canadians and Canadian interests, necessary to a well-functioning democracy and economy. This includes addressing security threats from foreign actors and extremist groups, which contribute to violence and threats against certain populations in Canada, including diaspora communities, Black and racialized people, and women. Funding would indirectly benefit new employees at the Canadian Security Intelligence Service (CSIS), which has a gender-balanced workforce. While the diversity of CSIS’ workforce is otherwise not representative of the Canadian population, explicit efforts are underway to increase the representation of equity-deserving groups in CSIS’ workforce, which will help avoid any potential bias in its intelligence work.

Data Sources: CSIS, Statistics Canada

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Maintaining Effective Oversight of Canada’s Correctional System

This measure will disproportionately benefit men, Indigenous people, and Black Canadians, who are all overrepresented in the prison population. These groups are also disproportionately affected by use of force incidents. Most of the prison population is also low-income, pre- and post-incarceration.

Data Sources: Statistics Canada, Justice Canada, Correctional Service of Canada, Public Safety Canada, Office of the Correctional Investigator

Supporting Federal Correctional Institutions

Men will be primarily impacted by this measure, as they comprise over 95 per cent of the population in federal correctional facilities. Additionally, Indigenous people represent 27 per cent of federal inmates, but only comprise five per cent of the Canadian population, while Black Canadians account for nine per cent of federal offenders but comprise four per cent of the Canadian population. This measure improves confidence and trust in public institutions by supporting measures to keep staff and inmates safe.

Data Sources: Justice Canada, Statistics Canada, Correctional Service of Canada, Public Safety Canada

Investing in Firearms IT Infrastructure

This measure will directly impact firearms licensees, 86 per cent of whom are men. Those more affected will be owners of restricted and prohibited firearms, 96 per cent of which are owned by men. The measure will also have some regional impacts, as the majority of Canadian firearm license holders live in Ontario, Quebec, Alberta, and British Columbia.

Data Sources: RCMP Canadian Firearms Program

Budget 2023 Impacts Reports 79

Reimbursing Partners for Costs Related to Illegal Blockades and Occupations in 2022

People in Ottawa and Windsor were disproportionately impacted by the illegal blockades and occupations in 2022, and these municipalities incurred costs related to policing and security. By reimbursing the cities of Ottawa and Windsor, this measure will economically benefit their residents, whose taxes will not be diverted to cover security costs related to the illegal blockades and occupations by those who came from outside these communities.

Providing Security Measures for the July 2022 Papal Visit

This measure disproportionately affected Indigenous Peoples. These effects differed depending on experience and identity. Large numbers of Canadians participated in Papal events; for example, roughly 60,000 people attended the Pope’s mass in Edmonton.

Data Sources: Statistics Canada

Providing Repayment Flexibility to Contract Policing Partners

This measure will benefit municipalities, provinces, and territories that receive Royal Canadian Mounted Police (RCMP) policing services. Nearly 14,000 RCMP officers are assigned to contract policing in eight provinces (excluding Ontario and Quebec), the territories and 153 municipalities, which includes 22 per cent of Canada’s population. Many federal policing services are provided in rural Canada where municipalities face budget constraints. With payment flexibility, contract policing partners can ensure that local investments are not diverted away from essential community programs and that additional tax burdens are not imposed on residents to continue providing effective policing services benefitting Canadians living in rural communities.

Data Sources: Public Safety Canada, Statistics Canada

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Temporary Lodgings for Asylum Seekers in Need of Shelter

This measure will benefit asylum seekers, who are likely to be low-income, from an ethnic, religious, and/or cultural minority community, speak limited English or French, 2SLGBTQI+, and/or may suffer from trauma and mental health issues.

Data Sources: Immigration, Refugees and Citizenship Canada

Budget 2023 Impacts Reports 81

Chapter 5: Canada’s Leadership in the World

5.1. Defending Canada

Establishing the NATO Climate Change and Security Centre of Excellence in Montréal

All Canadians will benefit from investments in adapting to the effects of climate change. This is especially true for vulnerable populations including women, Indigenous people, and people in rural and coastal communities, who are disproportionately impacted by climate change-related insecurity, such as natural disasters. Canada will ensure that the work of the Centre of Excellence is inclusive of and beneficial for people in all their diversity, including efforts to have a diverse and equitable staff. As host city, Montréal will benefit from an increase in jobs and related needs for the Centre.

Data Sources: United Nations

Protecting Diaspora Communities and All Canadians From Foreign Interference, Threats, and Covert Activities

This measure benefits all Canadians by responding to threats targeting Canadians, its democratic institutions, critical infrastructure, and economic security. It will also benefit members of Black and racialized diaspora communities who experience harassment and intimidation on the part of hostile foreign actors.

Data Sources: Royal Canadian Mounted Police

Budget 2023 Impacts Reports 83

5.2. Supporting Ukraine

Financial Assistance to Ukraine in 2023

This measure will benefit all Ukrainians, through increased macroeconomic stability. Groups of people more reliant on Ukraine’s state social assistance will likely benefit the most from the continuation of Ukraine’s governmental operations. These groups include pensioners, persons with disabilities, and families with children. In Ukraine, the poverty rate for households headed by women, often single-parent families, exceeds that of households headed by men.

Data Sources: International Monetary Fund

Bolstering the Defence of Ukraine

This measure will directly support the Ukrainian people as they defend their sovereignty, territorial integrity, and independence. The recipients of the equipment will predominantly be men; however, women, children, and vulnerable persons are disproportionately affected by Russia’s illegal invasion of Ukraine. All Canadians benefit from efforts to promote international peace and security, and to stand up for the rules-based international order.

Data Sources: United Nations

Humanitarian, Development, and Security and Stabilization Assistance for Ukraine

This measure will directly support the most vulnerable people in Ukraine, including women and low-income persons, by targeting support to small and medium farms, providing essential life-saving services to displaced persons, and promoting inclusive and accessible reconstruction. It will indirectly benefit the overall Ukrainian population by strengthening local food systems and food security, and the resiliency of Ukraine’s institutions.

Data Sources: United Nations Women, CARE International

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A Safe Haven for Ukrainians

This measure will benefit Ukrainians in a broad range of situations, including those who are overseas or already in Canada. Uptake of the Canada- Ukraine Authorization for Emergency Travel has so far been roughly gender-balanced, as women account for 55 per cent of arrivals. Most arrivals are working age (73 per cent), with minors and seniors comprising 23 per cent and 4 per cent, respectively, of all arrivals. All Canadians will also benefit from this measure, as our communities and our economy are made stronger by welcoming Ukrainians who choose to come to Canada.

Data Sources: Internal administrative data

Indefinite Withdrawal of Most-Favoured-Nation Status From Russia and Belarus

This measure will benefit Ukraine, through continued pressure on Russia and Belarus to end Russia’s illegal war against Ukraine. Moreover, the longer-term market signal for supply chains to shift away from Russian and Belarusian imports is expected to improve predictability for importers and benefit alternative suppliers, including those in Canada.

Data Sources: Canada Border Services Agency data, Statistics Canada, World Bank

 5.3. Standing Up for Canadian Values

Eradicating Forced Labour From Canadian Supply Chains

By contributing to international efforts to eradicate forced labour from supply chains, this measure will benefit people and workers subjected to and impacted by forced labour around the world. This includes Uyghurs and other minority groups impacted by forced labour, who face credible reports of human rights violations, including widespread forced labour and gender-based violence. Canadians will also benefit from supply chains that are better aligned with Canadian values.

Data Sources: United Nations, United States Department of Labor, United States Department of State, Center for Strategic and International Studies

Budget 2023 Impacts Reports 85

Supporting the Economic Growth of Developing Countries

This measure will benefit eligible developing countries by supporting their export-led economic development and promoting greater adherence to internationaI conventions on human rights, labour rights, environmental protection, and good governance. Specific groups that will benefit, through more economic opportunities and stronger rights, include women, children, and youth, who make up a disproportionate share of the workforce in the export-oriented apparel industry. Canadian importers and consumers also stand to benefit broadly knowing their goods are produced with strong ethical standards and available at competitive prices.

Data Sources: World Bank, International Labour Organization, United Nations

 5.4. Combatting Financial Crime

Combatting Money Laundering and Terrorist Financing

This measure benefits all Canadians by combatting money laundering and terrorist financing, which pose threats to Canadians and the economy. This protects the integrity of our financial system, facilitating the flow of funds domestically and internationally. It also indirectly benefits women, young people, 2SLGBTQI+ people, Indigenous people, persons with disabilities, and seniors who are disproportionately victimized by crime that is supported and perpetuated by money laundering. For example, Indigenous people and persons with disabilities experience higher rates of violent victimization compared to other Canadians, and the Canadian Anti-Fraud Centre reports that seniors and vulnerable Canadians are increasingly being targeted for fraud.

Data Sources: Statistics Canada, Canadian Anti-Fraud Centre

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Implementing a Publicly Accessible Federal Beneficial Ownership Registry

Strengthening corporate transparency through a beneficial ownership registry contributes to a more open and trusted business environment, bolstering confidence in Canadian institutions, and in Canada as a place to do business and invest. It is expected these actions will indirectly benefit certain demographic groups who are disproportionately victimized by money laundering, terrorist financing, and offences linked to these crimes. This includes women, young people, 2SLGBTQI+ people, Indigenous people, persons with disabilities, and seniors. These measures will broadly benefit all Canadians as they help uphold the stability, utility, and efficiency of the Canadian and global financial systems.

Modernizing Financial Sector Oversight to Address Emerging Risks

Modernizing financial sector statutes and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act will further protect Canada’s financial sector from being targeted by the hostile activities of foreign actors and other national security threats. Foreign interference activities undermine Canada’s prosperity, strategic interests, social fabric, and national security. Strengthening the federal government’s tools to combat these activities would benefit all Canadians by better positioning Canada to protect the integrity of its financial system and maintain Canadians’ confidence in their financial institutions. This enables the country’s long-term prosperity, and supports the financial security of all Canadians.

Protecting Canadians from the Risks of Crypto-Assets

The measure will benefit all Canadians by ensuring stability and support for the effective monitoring of the financial sector and its oversight by regulatory bodies. It may also help raise awareness of the risks of crypto-assets. This measure will help protect Canadians’ savings as well as the security of the financial sector.

Budget 2023 Impacts Reports 87

Additional Investments

Establishing a Cyber Security Certification Program for Defence Procurement

This measure will benefit all Canadians by protecting the integrity and security of the defence supply chain. Additionally, this measure will indirectly benefit men, who make up 70 per cent of employees in the Canadian cyber security sector, and higher income earners, as most cyber security sector jobs require post-secondary education and provide compensation above the Canadian median income.

Data Sources: Statistics Canada

Canada’s Extended Continental Shelf (UNCLOS) Program

This measure will support economic prosperity for Indigenous Peoples and Northern, rural communities by clarifying Canada’s offshore lands and ensuring access to resources of the seafloor and subsoil. The program will create jobs for scientists and researchers that have above average salaries. Currently, 60 per cent of positions in the program are occupied by women. The Arctic Ocean is an area of international strategic and economic importance, and confirming Canada’s boundaries will protect our sovereignty in the Arctic Ocean to the benefit of all Canadians.

Data Sources: Natural Resources Canada

Enabling Humanitarian Assistance

The program will help vulnerable populations reliant on humanitarian assistance in areas controlled by terrorist entities. As women and girls have historically been disproportionately affected by crises, and given Canada’s Feminist International Assistance Policy, they are expected to benefit disproportionately, though target populations will vary depending on location. This program will also benefit Afghans identified for resettlement to Canada, many of whom were selected on the basis of their risk of being targeted by the Taliban (e.g., women, religious minorities, 2SLGBTQI+ people).

Data Sources: International organizations such as the United Nations

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Chapter 6: Effective Government and a Fair Tax System

6.1. Effective Government

Refocusing Government Spending to Deliver for Canadians

All Canadians will benefit from the more efficient use of federal government resources, refocused toward priority areas. Reductions will not impact direct benefits and services to Canadians; direct transfers to other orders of government and Indigenous communities; and the Canadian Armed Forces..

Effective Government Programs

This measure will benefit all Canadians by ensuring government spending is efficiently targeted. In particular, the current review of skills and youth programming could benefit young people and people participating in skills development programs. Future review themes could examine programs targeting all Canadians, or programs targeting specific groups.

Realigning Previously Announced Spending

Realigning previously announced spending to match current implementation pace and scale will benefit all Canadians and help ensure that government resources are allocated to their best purpose.

Budget 2023 Impacts Reports 89

 6.2. Improving Services to Canadians

Protecting Passenger Rights

This measure will benefit air travellers in Canada by strengthening air passenger protections in the event of flight delays or cancellations. Canadians in middle- to high-income groups are more likely to travel by air, and will therefore benefit more from this measure. Persons with disabilities and people aged 60 and over are also expected to benefit from dispute resolution services and enforcement of accessibility regulations.

Data Sources: Internal administrative data

Improving Airport Operations and Passenger Screening

Enhanced security measures and improved screening wait times at airports will directly benefit air travellers, as well as airport and airline workers, who are 60 per cent men. Air travellers tend to be higher-income relative to the Canadian population. Legislative changes will directly benefit air travellers by helping to reduce air travel delays.

Data Sources: Statistics Canada, industry data

Faster Services for Veterans

This initiative will directly benefit veterans, Canadian Armed Forces (CAF) and Royal Canadian Mounted Police (RCMP) serving and former members. Veterans are more likely than the Canadian general population to experience a range of physical and mental health issues, such as hearing problems (16.7 per cent vs. 3.3 per cent, respectively), chronic pain (50.7 per cent vs. 22.4 per cent, respectively), and post-traumatic stress disorder (23.7 per cent vs.1.3 per cent, respectively). This measure predominantly benefits men, who make up 88 per cent of Veterans Affairs Canada’s clients. It would also particularly benefit low- income veterans. 5.2 per cent of veterans identified as Indigenous and about 4.1 per cent identified as Black and/or racialized.

Data Sources: Statistics Canada, Life After Service Survey

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Improving Canada.ca and 1 800 O-Canada

Enhancements to 1 800 O-Canada will benefit people with low internet access or digital literacy by making phone-based government service more accessible. This may include seniors, Indigenous people, people with low literacy in an official language, persons with disabilities (particularly those with a visual impairment), low-income people, and people living in Northern, rural, and remote communities. Government benefits target people of various ages, including children (e.g., Canada Child Benefit), working-age adults (e.g., Employment Insurance) and seniors (e.g., Old Age Security and Guaranteed Income Supplement).

Data Sources: Statistics Canada, internal administrative data

Old Age Security IT Modernization

Seniors will benefit from this measure through ongoing reliability of benefit payments. Roughly one third of these beneficiaries have a low enough income to qualify for the Guaranteed Income Supplement. The beneficiary population includes approximately 7 million people aged 65 and older and 70,000 people aged 60-64, and is gender-balanced, with slightly more women. Families and caregivers, who are often women, will also benefit indirectly from the reliable and smooth delivery of these benefit payments, especially for low-income seniors.

Budget 2023 Impacts Reports 91

Ensuring the Integrity of Emergency COVID-19 Benefits

This measure will benefit all Canadians by supporting the Canada Revenue Agency (CRA) to correct overpayments from the Canada Emergency Response Benefit. Preventing and correcting overpayments also increases capacity to support vulnerable people through other channels.

Data Sources: Employment and Social Development Canada (ESDC)

Renewing Equalization and Territorial Formula Financing

Equalization and Territorial Formula Financing payments are unconditional and recipient governments are free to spend the funds according to their own priorities. lmpacts on people will depend on the spending choices of provinces and territories.

Faster Passport Processing and Improved Immigration Services

These investments will benefit people who make passport applications to Service Canada, as well as immigration and citizenship applications to lmmigration, Refugees and Citizenship Canada, including Canadian citizens, permanent residents, temporary residents, and visitors. These applicants represent a broad client base with characteristics similar to the Canadian population at large. However, new Canadian citizens are most likely to apply for new passports.

Data Sources: Internal administrative data

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 6.3. A Fair Tax System

Ensuring the Wealthiest Canadians Pay Their Fair Share

The proposed Alternative Minimum Tax (AMT) reform is strongly progressive, and would remove the AMT burden of tens of thousands of middle-class Canadians, while also making sure that high-income earners pay their fair share. The group who would pay less tax under the reform is relatively gender-balanced: 56 per cent men and 44 per cent women. The group that would pay more skews somewhat more towards men (62 per cent vs. 38 per cent).

Data Sources: Administrative T1 tax return data

International Tax Reform

As a tax integrity measure, this proposal is expected to have a positive revenue impact, which would benefit all Canadians. This measure is expected to improve tax fairness and equality by ensuring large corporations pay a minimum level of tax on their profits.

A Tax on Share Buybacks

Publicly traded companies will be most affected by this measure. The proposed tax may support income redistribution as revenues generated will contribute to paying for general government programs and expenses, which benefit all Canadians.

Data Sources: Internal administrative data, Statistics Canada

Fair Taxation of Dividends Received by Financial Institutions

As a tax integrity measure, this proposal will benefit all Canadians by raising revenue and protecting the Canadian tax base. This measure only applies to financial institutions (e.g., banks and insurance companies), and will impact Canadian shareholders of financial institutions, who tend to be men, older, and have higher incomes.

Data Sources: Internal administrative data

Budget 2023 Impacts Reports 93

Strengthening the General Anti-Avoidance Rule

This is a tax integrity measure that will benefit all Canadians by protecting the tax base. It is expected that this would impact individuals who have engaged in tax avoidance, who tend to be men and those with higher incomes, by having them pay their fair share.

Data Sources: Statistics Canada

Additional Investments

2026 Census of Population

The 2026 Census of Population promotes confidence in public institutions by ensuring all federal policy and planning is grounded in accurate data on Canada’s population by its demographic, social, and economic characteristics-ensuring federal support can be directed to those who need it most. Census data further benefits Canadians by informing the planning of essential services, redistributing electoral districts, and helping businesses plan their market strategies. Consultations with 2SLGBTQI+ groups in advance of the 2026 Census of Population will ensure data on gender diversity is accurately captured, further benefitting transgender and non-binary people who have historically been underrepresented in policy making.

Data Sources: Statistics Canada, Organisation for Economic Co-operation and Development, United Nations, Asia-Pacific Economic Cooperation

2026 Census of Agriculture

The 2026 Census of Agriculture will benefit the agricultural industry through the collection and publication of data on agriculture in Canada. This program will benefit farmers, who are disproportionately men (69.6 per cent), over 55 years old (60.5 per cent) and live in rural areas. The collection of disaggregated demographic information such as age, sex, and income will support the intersectional consideration of government programs and policies for agricultural production and competitiveness. Indirectly, comprehensive information on, and support for, agriculture in Canada may enable increased agrifood production and contribute to food security.

Data Sources: Statistics Canada

94

Laboratories Canada Program Operations

All Canadians benefit from renewed federal laboratories, as these facilities support vital regulatory functions related to everyday life, such as food and transportation safety. Indirect benefits will also accrue to program office staff. Staff tend to be working-aged people, of whom 44.6 per cent identify as women, and 16.8 per cent identify as a Black and/ or racialized.

Supporting the Government’s Transition to Cloud

Providing guidance to departments on the transition to cloud technology could support uninterrupted and better-quality access to government services that are supported by these applications. Ensuring that the government’s digital applications are supported by modern, reliable technologies will benefit all Canadians.

Office of the Commissioner of Lobbying of Canada

Canadians will benefit from a well-resourced Office of the Commissioner of Lobbying so it can continue to ensure transparent and ethical lobbying at the federal level. Ensuring continued access to up-to-date information on lobbying activities and investigations supports transparency and accountability in government decision-making, increasing the confidence in government institutions. Maintaining a lobby registry allows the public to find an authoritative source on lobbying activities by individuals and organizations, thus ensuring fairness in the process.

Data Sources: Statistics Canada

Maintaining Capacity for the Canadian Intergovernmental Conference Secretariat

Continuing to provide a neutral and impartial platform for discussions between federal, provincial, and territorial governments to advance important policy priorities will benefit all Canadians. Ensuring intergovernmental conferences are well-supported, and key materials and decisions are properly archived, will support transparency, and maintain confidence in government institutions. lmpacts to communities will depend on topics discussed at conferences.

Data Sources: Internal administrative data

Budget 2023 Impacts Reports 95

Improving Procurement Opportunities for Canadian Businesses

A simpler platform reduces the barriers to entry in procurement processes for underrepresented groups, such as Indigenous-, Black-, and women-owned small- and medium enterprises. Through improved data capture of supplier information, the government can better track demographic information on suppliers to inform social procurement efforts. In 2021-22, seven per cent of businesses who participated in procurement processes were Indigenous-owned and 14 per cent were women-owned.

Data Sources: Public Services and Procurement Canada’s 2021-22 Departmental Results Report

lmproving the Government’s Pay Administration

This measure will benefit all federal public servants. As of March 2020, women made up 55.4 per cent of the federal public service. Public servants who are on parental, or disability leave; new to the public service or departing it; students; or from single-income households will disproportionately benefit from improved pay and human resources systems, as they are most likely to experience a pay disruption.

Data Sources: 2020 Public Service Employee Survey

Improving Technical Support to Access Online Services

All Canadians will benefit from timely technical support for registration and access to the My Service Canada Account. Persons with disabilities, seniors, and persons with limited digital literacy will benefit in particular from this investment as they tend to have lower rates of digital access.

Data Sources: Employment and Social Development Canada

96

Ensuring Timely Delivery of Social Insurance Numbers

This measure will support service delivery for the Social Insurance Number program, ensuring that all Canadians and people eligible to work in Canada can receive benefits and access the programs they need. Newcomers and immigrants, if eligible to work, will also benefit from strong service delivery in the Social Insurance Number program.

Data Sources: Employment and Social Development Canada

lmproved Information Sharing About Deceased Beneficiaries

The advantages of the administrative simplifications will be felt by any person charged with settling an estate, especially low-income people, who will not have to cash manage overpayments, and people with low literacy in an official language, including new and established immigrants, Indigenous people, and people with low incomes, may more directly benefit from streamlined processes.

Data Sources: Internal administrative data, Statistics Canada

Protecting the Privacy of Canadians

This measure benefits all Canadians by preventing data breaches and ensuring organizations are held to account for the mishandling of Canadians’ personal information. There would also be strong enforcement to deter the mishandling of personal information, especially that of vulnerable groups. For exampie, personal information on minors would be considered sensitive and additional safeguards on their data would be required. Major privacy breach incidents have affected the personal information of a significant number of Canadians, with 87 per cent of Canadians surveyed citing concerns about their privacy, and 32 per cent extremely concerned. The measure will also help build trust in government institutions and the digital economy.

Data Sources: Office of the Privacy Commissioner of Canada

Budget 2023 Impacts Reports 97

Developing a Tobacco Cost Recovery Framework

The tobacco cost recovery framework will benefit all Canadians by increasing the tobacco industry’s role and accountability in funding the tobacco control activities supported through Canada’s Tobacco Strategy. In bolstering the financial sustainability of these tobacco control activities, the measure may also indirectly benefit populations that are more likely to take up smoking. Indigenous people, men, and 2SLGBTQI+ people have significantly higher rates of smoking.

Data Sources: 2019 and 2020 Canadian Community Health Surveys

FINTRAC Funding

This measure will benefit Canadians by generating savings as a result of a cancelled relocation of the Financial Transactions and Reports Analysis Centre of Canada’s headquarters within the National Capital Region.

Defending the Canadian Softwood Lumber Industry

Supporting cross-border trade will have direct benefits for the softwood lumber sector, which employs a significant number of men (83 per cent) and Indigenous workers (seven per cent). There will also be indirect benefits for various sectors (e.g., services, transportation) supporting employment in communities across the country, including rural, remote, and Indigenous communities where the forest industry is often an economic anchor.

Data Sources: Statistics Canada, Natural Resources Canada

Creative Export Strategy (Trade Promotion)

This program will directly benefit Canadian businesses in the creative sector that are ready to start exporting. The creative sector is made up of various industries, including audiovisual production, film and video, music, and performing arts, which have varied demographic characteristics. While the program is broad-based, efforts will be made to target specific demographics, including Indigenous and minority-owned businesses.

Data Sources: Statistics Canada

98

Renewing Pay System Resources

Public servants that are on maternity, parental, or disability leave; new to the public service or departing it; students; or from single-income households will disproportionately benefit, as they are more likely to be adversely impacted by pay issues when they arise.

Data Sources: 2020 Public Service Employee Survey

GST/HST Treatment of Payment Card Clearing Services

This tax integrity measure benefits all Canadians by protecting the tax base. Data Sources: Internal administrative data
Ensure Fair Taxation of Corporate Distributions

This is a tax integrity measure that will benefit all Canadians by creating a fairer tax system. Data on corporate ownership suggest that predominantly men would be impacted, as men are more likely to be business owners (64 per cent compared to 21 per cent of businesses owned by women). In addition, high-income earners are more likely to be affected as these groups receive a higher value of dividends. Taxpayers in the top income bracket receive about 43 per cent of dividends, even though they represent only one per cent of all tax filers.

Data Sources: Internal administrative data, Statistics Canada

Retirement Compensation Arrangements

This is a relieving tax measure that will directly benefit employers that sponsor certain types of Retirement Compensation Arrangements. Employers across all industries could benefit from this measure and the recovery of these funds would support business operations. To the extent that refunds are passed on to shareholders of benefitting businesses, higher-income individuals would benefit more.

Data Sources: Internal administrative data, stakeholders

Budget 2023 Impacts Reports 99

Annex 2 – Debt Management Strategy

Debt Management Strategy

This measure will benefit all Canadians as the Debt Management Strategy will sustainably maintain well-functioning markets for Government of Canada securities, and ensures the government has the funds it needs to meet its financial commitments. A more sustainably maintained well-functioning market provides conditions that facilitate the government’s access to stable and low-cost funding, as well as supporting the Canadian financial ecosystem.

Budget 2023 Impacts Reports 101

Annex 3 – Legislative Measures

Supporting Procurement of Zero-Emission Vehicles for Federal Fleets

Assisting government departments in acquiring zero-emission vehicles will advance the Greening Government Strategy, which will help reduce the government’s carbon footprint. Over time, this switch to zero-emission vehicles will have small positive impacts on all Canadians as well as future generations through reduced greenhouse gas emissions from the federal fleet.

Amendments to the Service Fees Act

The amendments will increase clarity and reduce administrative burden for federal government departments seeking to comply with the Service Fees Act. Amendments will also improve government transparency and accountability, which benefits all Canadians.

Improving Access to Leave Related to the Death or Disappearance of a Child

The amendments to the Canada Labour Code will benefit federally regulated sector workers, particularly working parents, by providing improved labour protection to those who need time away from work to cope with the death or disappearance of a child.

Data Sources: Statistics Canada

Budget 2023 Impacts Reports 103

Financial Sector Legislative Measures

These measures will enhance retirement security for federally regulated pension plan members and retirees, help enhance the external complaints system in banking, and strengthen Canada’s sanctions regime. While men account for slightly more than half of federally regulated plan members, women tend to have a longer life expectancy, meaning that they could benefit from improved retirement security over a longer period. All Canadian financial consumers would benefit from a strengthened external complaints system in banking, with additional benefits for lower- income households, as they are generally more at risk of having lower levels of financial literacy and confidence. All Canadians are expected to benefit from improvements to Canada’s sanctions regime.

Data Sources: Statistics Canada

Canada Innovation Corporation Act

This measure targets research and development activities at incorporated, for-profit, Canadian businesses operating in all sectors, which will result in disproportionate benefits for White men. In 2020, 68.9 per cent of Small-and medium-sized enterprises were majority-owned by men. This measure will also benefit employees of these businesses who are likely to be highly educated people with expertise in the science, technology, engineering, and mathematics (STEM) fields. Although women represent 78 per cent of post-secondary sciences graduates in the field of biological science, men represent most post-secondary graduates in mathematics (57 per cent), physical and chemical sciences (68 per cent), engineering (81 per cent), and computer science (84 per cent). Over the longer term, the Canada Innovation Corporation is expected to benefit all Canadians by supporting clean economic growth and improving living standards.

Data Sources: Statistics Canada

104

Creating a New Leave Pregnancy Loss

This measure will provide better labour protection for approximately 955,000 federally regulated sector workers, particularly women, by ensuring they have access to the time they need to recover from the physical and psychological trauma resulting from a pregnancy loss. According to the Public Health Agency of Canada, between 15 per cent and 25 per cent of pregnancies end in a miscarriage.

Data Sources: Statistics Canada

Citizenship Act Modernization

Legislative amendments to the Citizenship Act will directly benefit applicants for Canadian citizenship, who are roughly gender-balanced (52 per cent women). The top three countries of applicant origin are India, the Philippines, and China. Online applications may be a barrier for those with low digital literacy or access to the internet. However, these barriers will be mitigated through support tools and accessibility accommodations, including the option to submit a paper application if needed.

Data Sources: Internal administrative data

Modernizing Corporate Governance for Financial Institutions

Diverse boards and leadership teams are associated with improved organizational performance and a culture of broader perspectives. Requiring diversity disclosures for federally regulated financial institutions (FRFIs) will benefit underrepresented communities, including women, Indigenous people, persons with disabilities, and Black and racialized people, by promoting awareness that can lead to their increased representation on boards and among senior management. Mandatory diversity disclosures and conditions to ensure owner participation in virtual meetings may increase public confidence in these institutions by improving transparency between FRFIs, their owners, and the public.

Data Sources: Statistics Canada

Budget 2023 Impacts Reports 105

Deposit Insurance

The legislative amendments are not expected to have any direct or indirect impacts on any particular gender or demographic groups in Canada. They will allow the Minister to respond quickly if needed to protect financial stability and maintain consumer confidence. They will help support the stability of Canada’s financial system, thereby enhancing Canadians’ confidence in financial institutions. The overall effects of the legislative amendments will apply broadly across Canada and the financial sector.

Improving the Recourse Process for Employment Insurance Appeals

This measure will directly benefit all workers through support for a more client-centric recourse process for workers who need Employment Insurance (EI) benefits. Approximately 45 per cent of El beneficiaries are women, with 76 per cent aged 25 to 54. Low-wage workers are slightly more likely to benefit as they are at a higher risk of layoffs and needing El supports.

Data Sources: Employment Insurance program statistics – Canada.ca

Electronic Submission of Asylum Claims

A fair and effective asylum system benefits all Canadians, as it allows newcomers who arrive in Canada fleeing persecution to smoothly and rapidly settle and integrate into Canadian society and contribute to local communities. Women account for approximately half of all asylum claims, while women fleeing domestic violence accounted for 18 per cent of refugee claims finalized in 2020. A stable and effective asylum system benefits 2SLGBTQI+ people fleeing persecution, with 7.5 per cent of refugee claims made in Canada in 2020 citing persecution on the basis of sexual orientation or gender identity.

Data Sources: Immigration, Refugees and Citizenship Canada

106

Improving Client Service in the Private Sponsorship of Refugees Program

The legislative amendment will benefit sponsors and resettled refugees under the Canadian Private Sponsorship of Refugees Program by reducing wait times and improving predictability of when an application will be considered. Sponsored refugees are roughly gender-balanced and are more likely to be Black and/ or racialized, somewhat younger, and lower-educated com pared to the Canadian population. In 2022, the top three source countries for privately sponsored refugees were Afghanistan, Eritrea, and Syria.

Data Sources: Internal administrative data

Better Protecting Immigration and Citizenship Clients

The legislative amendments will benefit Canadian immigration and citizenship applicants by better protecting them from unethical or fraudulent representation. Benefits are expected to be roughly gender-balanced, as a broadly similar percentage of women and men—35 per cent and 32 per cent respectively—who made permanent resident applications to lmmigration, Refugees and Citizenship Canada in 2018 employed immigration and citizenship consultants. In addition, people from lower-and middle-income countries who may be more vulnerable due to poverty, minority status, or other factors may benefit more, as these applicants are more likely to engage the services of a consultant.

Data Sources: Internal administrative data

Budget 2023 Impacts Reports 107

Traveller Modernization

This measure will benefit domestic and international travellers through expedited processing at Canadian ports of entry. As of October 31, 2022, the Canada Border Services Agency (CBSA) processed 50 million travellers in 2022. Personal travel is highly correlated to income and is gender-balanced. This measure also indirectly benefits those at risk of severe outcomes from diseases by reducing disease transmission points.

Data Sources: Statistics Canada, Canada Border Services Agency

Banning Cosmetic Testing on Animals

This legislative amendment will primarily benefit animals and is not expected to have any significantly differential gender or diversity impacts on the Canadian population. That said, all Canadians can benefit from increased confidence that cosmetics they purchase and use in Canada are not tested on animals.

Strengthening Regulatory Oversight of Natural Health Products

This measure will benefit all Canadians by ensuring the safety and quality of natural health products on the market. Certain people who use natural health products more frequently may particularly benefit, including women, Indigenous people, 2SLGBTQI+ people, and Black and racialized people.

Data Sources: Academic journals

108

Allowing Use of Canada Revenue Agency-Collected Data for Canada Pension Plan Analysis and Evaluation

Restoring access to disaggregated Canada Revenue Agency data for Canada Pension Plan (CPP) analysis and evaluation would support evidence- based policy development, benefitting groups such as CPP survivors, disability pension recipients, and low-income seniors. Of the 1.2 million CPP survivors’ pension recipients, 79.6 per cent are women.

Data Sources: Administrative data

Enhancing the Management of Marine Emergencies and Pollution

Canadians living in coastal communities and Indigenous communities will primarily benefit from a reduced risk of marine incidents and a reduction in pollution in coastal regions given their proximity to the marine ecosystem. All Canadians will also benefit from stronger environmental protection measures.

Establishing a Vessel Remediation Fund

Recreational users of waterways, and people and businesses in the marine transportation and fishing industries, which predominantly employ men, will directly benefit from safe and unobstructed navigation. Canadians living in coastal communities and near inland waterways will indirectly benefit from the removal of problematic vessels from the water. This measure will also indirectly benefit the marine disposal and salvage industry through contracts to remove problem vessels. This industry predominantly employs men.

Budget 2023 Impacts Reports 109

Amendments to the Patent Act

This measure will support a robust and efficient patent system for patent holders. People in the science, technology, engineering, and mathematics (STEM) fields are more likely to hold patents. Women tend to be underrepresented in the STEM fields, representing only 16 per cent of graduates in 2021. However, the Canadian Intellectual Property Office has noted that between 1997 to 2015 there has been a near four-fold increase in the number of women inventors named on patent applications.

Data Sources: Statistics Canada, Canadian Intellectual Property Office

Modernizing the National Research Council

This measure will improve service delivery to small- and medium -sized enterprises (SMEs). Within Canada, 69 per cent of SMEs are majority owned by men. Indirect benefits will also accrue to National Research Council (NRC) staff, of whom about 37 per cent identify as women, and 18 per cent as Black and racialized people.

Data Sources: Statistics Canada, National Research Council

Amending the Canada Post Corporation Act

All Canadians will benefit from continued efforts to reduce the flow of dangerous goods and illicit substances through the postal system. Rural, remote, and Indigenous communities will especially benefit from these efforts due to the increased role of the postal services in bringing goods into their communities.

Data Sources: Statistics Canada

110

Amendments to the Canada Elections Act

Ensuring a uniform approach to the collection, use, disclosure and retention of personal information that would be collected for use by federal political parties would benefit all Canadians who are eligible to vote. This would also indirectly benefit federal political parties by ensuring there is a single federal approach across Canada, rather than being subject to varying legislation by province.

Bank of Canada Negative Equity

This measure will support the Bank of Canada in promoting the general economic and financial welfare of Canada, consistent with the Bank’s mandate.
Clean Fuel Regulations Fund Legislative Amendment

This legislative change will provide for the creation of a Fund that will support the good functioning of the Clean Fuel Regulations. Overall, the regulations will contribute to greenhouse gas emissions reductions. This and other efforts to reduce emissions will broadly benefit all Canadians by reducing impacts of climate change. The regulations will also indirectly benefit those who are employed in the low-carbon fuels sector, who are predominantly young and middle-aged men.

Data Sources: Statistics Canada, United Nations, Organization for Economic Cooperation and Development, Canada Energy Regulator

Budget 2023 Impacts Reports 111

Annex 5 – Tax Measures: Supplementary Information

Income Tax and GST/HST Treatment of Credit Unions

Credit union customers tend to be older, more likely to live in a two- person household, and have slightly lower-than-average incomes. No significant generational or distributional impacts are expected.

Data Sources: Statistics Canada, Canadian Credit Union Association

Cannabis Taxation

This measure will directly benefit the owners and shareholders of excise-licensed cannabis production firms. While detailed demographic information is unavailable for this group, in general shareholders tend to be higher-income individuals and men. The employees of licensed cannabis producers could also indirectly benefit, as this measure could help support the economic viability of the industry.

Data Sources: Health Canada, Statistics Canada

Alcohol Excise Duty

This measure would provide support to alcohol producers, and would directly benefit owners and shareholders in the alcohol production industry. Consumers would benefit indirectly if this measure also limits price increases. Alcohol consumption in Canada is roughly gender-balanced and the vast majority of consumers are aged 18 or above. Rural and remote populations may be impacted disproportionately; in 2018, Canadians living in rural areas were found to be more likely to report heavy drinking (22.4 per cent) compared to those living in urban areas (18.4 per cent).

Data Sources: Statistics Canada, Canadian Centre on Substance Use and Addiction

Budget 2023 Impacts Reports 113